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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
AXOGEN, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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letter

13631 Progress Blvd.
Suite 400
Alachua, FL 32615
Dear Shareholder:
You are cordially invited to attend our 2023 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company” or “Axogen”), which will be conducted via live audio webcast on Tuesday, August 15, 2023, beginning at 8:00 a.m. Eastern Time. The virtual format provides the opportunity for full and equal participation of all shareholders regardless of location. You can attend the Meeting via the Internet at www.virtualshareholdermeeting.com/axogen2023 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) or in the instructions that accompanied your proxy materials.

This booklet contains your official notice of the Meeting and a Proxy Statement that includes information about the matters to be acted upon at the Meeting. The notice of the Meeting and the Proxy Statement are first being distributed on or about July 14, 2023. In addition to voting on the matters described in this Proxy Statement, we will use the Meeting as an opportunity to review our operations.

I sincerely hope that you will be able to attend the Meeting. Whether or not you plan to attend, your vote is important, and we urge you to complete and return the enclosed proxy in the accompanying envelope.

Sincerely,

Karen Zaderej
July 7, 2023	Chairman, Chief Executive Officer and President

2023 Annual Meeting of Shareholders
13631 Progress Blvd.
Suite 400
Alachua, FL 32615
Notice of 2023 Annual Meeting of Shareholders
You are cordially invited to attend our 2023 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) which will be held on Tuesday, August 15, 2023 at 8:00 a.m. Eastern Time. Shareholders may join a live audio webcast at www.virtualshareholdermeeting.com/axogen2023. At the Meeting, Shareholders will act on the following matters:
1.    To elect nine members to our board of directors (the “Board of Directors”) to hold office for the ensuing year and until their successors are elected and qualified;
2.    To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.    To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement;
4.    To approve the Axogen, Inc. Third Amended and Restated 2019 Long-Term Incentive Plan (the “A&R 2019 Plan”) to increase the number of shares authorized for issuance thereunder from 8,000,000 to 10,500,000;
5.    To approve the Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the "A&R 2017 ESPP") to increase the number of shares authorized for issuance thereunder from 600,000 to 1,200,000;
6.    To approve an amendment to the Axogen, Inc. Amended and Restated Bylaws to set the range of the number of directors on our Board of Directors to be between 7 to 11 members and allow our Board of Directors to set the specific number of directors within the range; and
7.    To consider and act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.
Only holders of record of our common stock at the close of business on June 27, 2023, will be entitled to receive notice of and to vote at the Meeting. Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.
You may vote your shares by telephone (1-800-690-6903) or internet (www.proxyvote.com) no later than 11:59 p.m. Eastern Time on Monday August 14, 2023 (as directed on the enclosed proxy card) or vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States. You may also attend the Meeting, submit questions and vote online until voting is closed at www.virtualshareholdermeeting.com/axogen2023.

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to complete and return the enclosed proxy in the accompanying envelope, vote online, or vote by telephone.

By Order of the Board of Directors,

Karen Zaderej
Alachua, Florida	Chairman, Chief Executive Officer and President
July 7 , 2023

PROXY STATEMENT

CEO Pay Ratio Disclosure	56
Grants of Plan-Based Awards	47
Outstanding Equity Awards at 2022 Fiscal Year-End	49
Option Exercises and Stock Vested	50
Potential Payments Upon Termination or Change in Control	51
Employment Agreements	41
DIRECTOR COMPENSATION	62
REPORT OF THE AUDIT COMMITTEE	63
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Independent Registered Public Accounting Firm	64
Information Regarding Independent Registered Public Accounting Firm	64
PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	66
PROPOSAL 4 - APPROVAL OF THE AXOGEN, INC. THIRD AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER FROM 8,000,000 TO 10,500,000	67
PROPOSAL 5 - APPROVAL OF AN AMENDMENT TO THE AXOGEN INC. AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER FROM 600,000 TO 1,200,000	71
PROPOSAL 6 - APPROVAL OF AN AMENDMENT TO THE AXOGEN, INC. AMENDED AND RESTATED BYLAWS TO SET THE RANGE OF THE NUMBER OF DIRECTORS ON OUR BOARD OF DIRECTORS TO BE BETWEEN 7 TO 11 MEMBERS AND ALLOW OUR BOARD OF DIRECTORS TO SET THE SPECIFIC NUMBER OF DIRECTORS WITHIN THE RANGE	78
PROPOSALS FOR OUR 2024 ANNUAL MEETING	80
ANNUAL REPORT ON FORM 10-K	80
“HOUSEHOLDING” OF PROXY MATERIALS	80
OTHER MATTERS	81
APPENDIX A	A
APPENDIX B	B
APPENDIX C	C

Axogen, Inc.
13631 Progress Blvd.
Suite 400
Alachua, FL 32615
PROXY STATEMENT

2023 Annual Meeting of Shareholders
TO BE HELD ON August 15, 2023
The board of directors (the “Board of Directors”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) is soliciting proxies for use at our 2023 Annual Meeting of Shareholders (the “Meeting”) which will be conducted via live audio webcast and accessible at www.virtualshareholdermeeting.com/axogen2023 on August 15, 2023, at 8:00 a.m. Eastern time and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about July 14, 2023.
Our Board of Directors has set Tuesday, June 27, 2023 as the record date for the Meeting. Each shareholder of record at the close of business on Tuesday, June 27, 2023 will be entitled to vote at the Meeting. As of the record date, 42,915,153 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the Meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 42,915,153 votes are entitled to be cast at the Meeting. There is no cumulative voting in the election of our directors.
Shareholders who sign and return a proxy may revoke it at any time before it is voted at the Meeting by giving written notice to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, Re: Axogen, Inc., by submitting a duly executed proxy with a later date or by attending the Meeting by internet and withdrawing your proxy. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Meeting.
Expenses in connection with this solicitation of proxies will be paid by us. Proxies are being solicited primarily by mail. We have retained the services of Alliance Advisor, a professional proxy solicitation firm, to aid in the solicitation of proxies for an estimated fee of $12,500 plus expenses. The proxy solicitor may conduct this proxy solicitation by mail, telephone, facsimile, e-mail, other electronic channels of communication, or otherwise. In addition, our officers and directors, who will receive no extra compensation for their services, may solicit proxies by telephone or personally. We also will request that brokers or other nominees who hold shares of our common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at our expense.
Proxies that are completed, signed and returned to us prior to the Meeting will be voted as specified. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2023, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, FOR the approval of the A&R 2019 Plan, which increases the number of shares authorized for issuance thereunder by 2,500,000 shares, FOR the approval A&R 2017 ESPP, which increases the number of shares authorized for issuance thereunder by 600,000 shares and FOR the approval of an amendment to the Axogen, Inc. Amended and Restated Bylaws to set the range of the number of directors on our Board of Directors to be between 7 to 11 members and allow our Board of Directors to set the specific number of directors within the range.
If a shareholder affirmatively abstains from voting as to any matter (or indicates a “withhold vote for” as to directors), then the shares held by such shareholder shall be deemed present at our Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter but shall not be deemed to have been voted in favor of such matter. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to have a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.
If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal 2, which is a non-binding advisory vote; however, that organization will not be permitted to vote your shares on Proposal 1, Proposal 3, Proposal 4, Proposal 5 or Proposal 6. As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, the approval of the advisory vote to approve the compensation of our named executive officers, the approval of the A&R 2019 Plan, the approval of the A&R 2017 ESPP, or the approval of the amendment to the Amended and Restated Bylaws. As a result, if you hold shares in a brokerage account and wish to vote those shares on these proposals, we strongly encourage you to submit your voting instructions and exercise your right to vote as a shareholder.
Directors are elected by a plurality vote of the votes cast by the shareholders entitled to vote at the Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. However, our Corporate Governance Guidelines provide that directors who receive more “withhold” votes than “for” votes will be required to tender their resignation, which the Board of Directors will be required to consider. If the Board determines not to accept the resignation, the Board’s decision and reasons for rejecting the resignation will be reported on a Form 8-K. If you affirmatively abstain from voting, it will have no impact on the outcome of the vote for the proposal. Similarly, broker non-votes will have no impact on the outcome of the vote for the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the non-binding ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Because this proposal is a routine matter, broker non-votes will not occur with respect to this proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the non-binding advisory approval of the compensation of our named executive officers. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no impact on the outcome of the vote for the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the A&R 2019 Plan. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no impact on the outcome of the vote for the proposal.
The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the A&R 2017 ESPP. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no impact on the outcome of the vote for the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the amendment to our Amended and Restated Bylaws. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no impact on the outcome of the vote for the proposal.

Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on August 15, 2023:
This Proxy Statement, the accompanying Notice of Annual Meeting and proxy card are available on our website at http://www.axogeninc.com/proxy-statement.html, and our Annual Report on Form 10-K and Form 10-K/A is available in the “Investors” section of our website at https://www.axogeninc.com.

PROPOSAL 1  – ELECTION OF DIRECTORS

At the Meeting, shareholders will vote on the election of nine director nominees: Karen Zaderej, Amy Wendell, William Burke, Gregory Freitag, John H. Johnson, Alan Levine, Guido Neels, Paul Thomas, and Dr. Joseph Tyndall. Our Board of Directors has nominated each of these individuals to serve a one-year term commencing at the Meeting and until each director’s successor is duly elected and qualified. All nominees are currently members of our Board of Directors and Mses. Zaderej and Wendell, Messrs. Freitag, Johnson, Levine, Neels and Thomas were elected by our shareholders at our 2022 Annual Meeting of Shareholders. Mr. Burke was appointed as a director on July 11, 2022, and Dr. Tyndall was appointed as a director on December 13, 2022. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.
Proxies cannot be voted for a greater number of persons than the number of nominees named.
Biographical information for each director nominee is included below. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each of these director nominees should serve as a member of our Board of Directors.

Name	Age	Position(s)
Karen Zaderej	61	Chairman and Chief Executive Officer
Amy Wendell	62	Director
William Burke	54	Director
Gregory Freitag	61	Director
John H. Johnson	65	Director
Alan Levine	55	Director
Guido Neels	74	Director
Paul Thomas	67	Director
Joseph Tyndall, MD, MPH, FACEP	54	Director

Karen Zaderej joined Axogen Corporation in May 2006. She has served as President, Chief Executive Officer and a Member of the Board of Directors since September 2011 and became Chairman of the Board of Directors in May 2018. She served as Chief Executive Officer and as a member of the Board of Directors of Axogen Corporation, our wholly-owned subsidiary since May 2010 and as Chief Operating Officer from October 2007 to May 2010 and as Vice President of Marketing and Sales from May 2006 to October 2007. From October 2004 to May 2006, she worked for Zaderej Medical Consulting, a consulting firm she founded, which assisted medical device companies build and execute successful commercialization plans. From 1987 to 2004, she worked at Ethicon, Inc., a Johnson & Johnson company, where she held senior positions in marketing, business development, research & development, and manufacturing. Ms. Zaderej is a member of the University of Tampa Board of Trustees and sits on the Board of Directors for EyePoint Pharmaceuticals, Inc. (Nasdaq: EYPT). She has an M.B.A. from the Kellogg Graduate School of Business and a B.S. in Chemical Engineering from Purdue University. Ms. Zaderej’s qualifications to serve on our Board of Directors include her leadership and depth of knowledge of the Company, her extensive experience in the medical device industry, and her financial and management expertise.

Amy Wendell has served as a member of our Board of Directors since September 2016 and Lead Director since May 2018. She was a senior advisor for the healthcare investment banking practice of Perella Weinberg Partners (“PWP”) from January 2016 through April 2019. Her scope of responsibilities involved providing guidance and advice with respect to mergers and acquisitions and divestitures for clients and assisting PWP in connection with firm-level transactions. From 2015 through October 2018, Ms. Wendell served as a senior advisor for McKinsey and Company’s (“McKinsey”) strategy and corporate finance practice and as a member of McKinsey’s transactions advisory board to help define trends in mergers and acquisitions, as well as help shape McKinsey’s knowledge agenda. From 1986 through January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (“Covidien”) (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including in engineering, product management and business development. Most recently, from December 2006 until Covidien’s acquisition by Medtronic plc (NYSE: MDT) in January 2015, Ms. Wendell served as Covidien’s Senior Vice President of Strategy and Business Development, where she managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution, and led Covidien’s strategy and portfolio management initiatives. Ms. Wendell is a member of the board of directors of Hologic, Inc., a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products with a strong position in women’s health and Baxter International, Inc., a leading global medical products company. She is also a director of Por Cristo, a non-profit charitable medical service organization involved in healthcare work for at-risk women and children in Latin America. Ms. Wendell has a M.S. in biomedical engineering from the University of Illinois and a B.S. in mechanical engineering from Lawrence Institute of Technology (n/k/a Lawrence Technological University). Ms. Wendell’s qualifications to serve on our Board of Directors include her broad healthcare management and governance experience, her knowledge of healthcare policy and regulation, patient care delivery and financing, and her knowledge of clinical research and medical technology assessment.
William Burke has served as a member of our Board of Directors since July 2022. He was the Executive Vice President, Chief Financial Officer of Haemonetics Corp. (NYSE: HAE), a company that provides a suite of innovative medical technology solutions to improve the quality, effectiveness, and efficiency of care, from August 2016 through June 2022 and was responsible for the global finance organization including investor relations. From July 2014 through July 2016, Mr. Burke served as Chief Integration Officer and Vice President, Integration for Medtronic plc (NYSE: MDT), a global healthcare products company, and was a member of its executive committee. In that role, Mr. Burke was responsible for ensuring the successful integration of Medtronic with Covidien plc, a global healthcare company, following its acquisition by Medtronic. Prior to joining Medtronic, Mr. Burke spent more than 20 years in finance and business development leadership roles at Covidien, including Chief Financial Officer for Covidien Europe based in Zurich, Vice President of Corporate Strategy and Portfolio Management and Vice President of Financial Planning and Analysis. Mr. Burke also held key positions within Tyco Healthcare, including the financial controller of Valleylab, managing director of the Covidien Group in Switzerland, and international controller. Mr. Burke began his career as an auditor with KPMG. He currently serves on the board of directors of MiroMatrix (Nasdaq CM: MIRO). Mr. Burke holds a B.S. in Business Administration from Bryant College. Mr. Burke’s qualifications to serve on our Board of Directors include his management and finance experience, and his knowledge of medical technology.

Gregory Freitag has served as a member of our Board of Directors since September 2011. He was Axogen’s Special Counsel from June 2020 through his retirement in March 2021, General Counsel from September 2011 through June 2020, Chief Financial Officer from September 2011 through May 2014 and August 2015 through March 2016 and Senior Vice President Business Development from May 2014 through October 2018. Mr. Freitag was the Chief Executive Officer, Chief Financial Officer and a board member of LecTec Corporation, an intellectual property licensing and holding company that merged with Axogen in September 2011, from June 2010 through September 2011. From May 2009 to the present, Mr. Freitag has been a principal of FreiMc, LLC, a healthcare and life science consulting and advisory firm he founded that provides strategic guidance and business development advisory services. Prior to founding FreiMc, LLC, Mr. Freitag was a Director of Business Development at Pfizer Health Solutions, a former subsidiary of Pfizer, Inc. (NYSE: PFE), from January 2006 through May 2009. From July 2005 through January 2006, Mr. Freitag worked for Guidant Corporation in their business development group. Prior to Guidant Corporation, Mr. Freitag was the Chief Executive Officer of HTS Biosystems, a biotechnology tools start-up company, from March 2000 through its sale in early 2005. Mr. Freitag was the Chief Operating Officer, Chief Financial Officer and General Counsel of Quantech, Ltd., a public point of care diagnostic company, from December 1995 through March 2000. Prior to that time, Mr. Freitag practiced corporate law in Minneapolis, Minnesota. Mr. Freitag is also a director of PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical stage biopharmaceutical company developing immunotherapies for cancer and other disease areas such as infectious disease and ZyVersa Therpeutics (Nasdaq: ZVSA), a clinical-stage specialty biopharmaceutical company focused on developing drugs to treat inflammatory and renal disease. Mr. Freitag holds a J.D. from the University of Chicago and a B.A. in Economics & Business and Law & Society from Macalester College, MN. Mr. Freitag’s qualifications to serve on our Board of Directors include his proven leadership and experience as a senior level executive, his particular knowledge of public companies, including reporting, compliance and financial markets, his finance management and legal expertise and over 30 years of experience in the life sciences sector.

John H. Johnson has served as a member of our Board of Directors since July 2021. He currently serves as the Chief Executive Officer and a Director on the Board of Reaction Biology, and has served as the Chief Executive Officer of Strongbridge Biopharma plc., a company focused on building a portfolio of vertical, therapeutically-aligned rare disease franchises, from July 2020 through October 2021, when it was sold to Xeris Biopharma Holdings, Inc. (“Xeris”) (Nasdaq: XERS). He also served as Strongbridge Biopharma's Executive Chairman from March 2015 through November 2019. Mr. Johnson previously served as the Chief Executive Officer of Melinta Therapeutics, a commercial stage company developing and commercializing novel antibiotics, from 2018 through 2020. He served as Chairman and Chief Executive Officer of Dendreon Corporation from 2012 through 2014. Mr. Johnson previously held various senior positions with Eli Lilly (NYSE: LLY), ImClone Systems, Inc., Johnson & Johnson (NYSE: JNJ), and Centocor Ortho Biotech. Mr. Johnson currently serves as non-executive chairman of the Board of Directors for Autolus Therapeutics (Nasdaq: AUTL), and on the Board of Directors of Xeris and Verastem Oncology (Nasdaq: VSTM). Mr. Johnson received his B.S. from University of Pennsylvania East Stroudsburg. Mr. Johnson's qualifications to serve on our Board of Directors include his considerable leadership experience and specific knowledge of the healthcare industry.
Alan Levine has served as a member of our Board of Directors since May 2019. Since February 2018, Mr. Levine has been the Chairman, President, and Chief Executive Officer of Ballad Health, an integrated healthcare delivery system. From January 2014 through January 2018, he served as the President and Chief Executive Officer of Mountain States Health Alliance, the largest health system in upper east Tennessee and southwest Virginia. He served as a Senior Advisor to the Board of Directors, President of the Florida Group and Corporate Senior Vice President during his July 2010 through January 2014 tenure at Health Management Associates, a hospital and healthcare facilities operator. From January 2008 through July 2010, Mr. Levine served as Senior Health Policy Advisor to Louisiana Governor Bobby Jindal, and as the Secretary of the Louisiana Department of Health and Hospitals on the Governor’s cabinet. He was the President and Chief Executive Officer of the North Broward Hospital District, one of the largest public health and hospital systems in the nation, from July 2006 through January 2008. He also served as the Secretary of the Florida Agency for Health Care Administration, the health planning and regulatory agency for the State of Florida with responsibility for the oversight of more than 30,000 healthcare facilities, and the $17 billion state Medicaid program, from June 2004 through July 2006. Mr. Levine served as the Deputy Chief of Staff and Senior Health Policy Advisor to Governor Jeb Bush from January 2003 through June 2004. He holds an M.B.A., M.S. in Health Science, and B.S. in Health Education/Community Health from the University of Florida. He currently serves on the Board of Governors of the State University System of Florida, where he has served as Chair of the Audit and Compliance Committee, Chair of the Research and Academic Excellence, Committee and Chair of the Select Committee on 2+2 Education Attainment. He also served as Chair of the State of Florida Higher Education Coordinating Council, a policy-setting body composed of all education entities from K-Post Secondary. Mr. Levine’s qualifications to serve on our Board of Directors include his broad healthcare management, policy and regulation and patient care delivery knowledge, executive level experience with integrated healthcare delivery systems and his knowledge as to budgeting and financial reporting.

Guido Neels has served as a member of our Board of Directors since August 2015. He has been an operating partner of EW Healthcare Partners L.P. (“EW”) since February 2013. Mr. Neels joined EW as a Partner in August 2006, was promoted to Managing Director in 2008 and served in that position until being appointed to Operating Partner. From May 2004 through his retirement in November 2005, Mr. Neels served as Chief Operating Officer of Guidant Corporation (“Guidant”), a world leader in the development of cardiovascular medical products, where he was responsible for the global operations of Guidant’s four operating units – Cardiac Rhythm Management,

Vascular Intervention, Cardiac Surgery, and Endovascular Solutions. From December 2002 through May 2004, Mr. Neels was Group Chairman, Office of the President at Guidant, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations. From January 2000 through December 2002, Mr. Neels was President of Guidant for Europe, Middle East, Africa and Canada. Mr. Neels previously served as Vice President of Global Marketing for Vascular Intervention and as Managing Director for German and Central European operations. From 1982 through 1994, until Guidant was spun off as an independent public company from Eli Lilly and Co. (NYSE: LLY), Mr. Neels held general management, sales and marketing positions at Eli Lilly in the United States and Europe. From 1972 through 1980, he held positions in information technology, finance and manufacturing at Raychem Corporation in Belgium and the United States. Mr. Neels currently serves on the board of directors of Bioventus LLC, a portfolio company of Essex Woodlands. In addition, Mr. Neels also serves on the board of directors for Christel House International and Amici Lovanienses, both not-for-profit organizations. Mr. Neels holds an M.B.A. from Stanford University and a business engineering degree from the University of Leuven in Belgium. Mr. Neels’ qualifications to serve on our Board of Directors include his extensive leadership experience in the medical device and biotechnology industries and his expertise in the commercialization of medical devices, corporate governance and the financial markets.
Paul Thomas has served as a member of our Board of Directors since September 2020. He currently serves on the board of directors of Surgalign Spine Technologies, Inc. (NASDAQ: SRGA). Mr. Thomas has more than 30 years of experience in the medtech industry and currently serves as the CEO and Co-Founder of Prominex, Inc. He also served as the CEO of Roka Bioscience from 2009 through 2017. Prior to that, Mr. Thomas served as Chairman and CEO of LifeCell Corporation from 1998 until it was acquired by KCI in 2008 in a transaction valued at $1.8 billion. He also held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, Inc. Mr. Thomas received his M.B.A. from Columbia University Graduate School of Business and completed his post graduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. in Chemistry from St. Michael’s College. Mr. Thomas’ qualifications to serve on our Board of Directors include his extensive executive leadership and financial experience, particularly in connection with rapid growth technology businesses, and his experience as a director of publicly traded companies.
Dr. Joseph Tyndall has served as a member of our Board of Directors since December 2022. He is currently the Executive Vice President for Health Affairs and Professor and Dean of the Morehouse School of Medicine since July 1, 2021. Dr. Tyndall served as Professor and Chair of the Department of emergency medicine at the University of Florida College of Medicine from January 2021 through June 2021. He was appointed interim dean of the College of Medicine from August 2018 through January 2021 and was subsequently appointed to the position of Associate Vice President for Strategic and Academic Affairs for UF Health in Gainesville Florida. He served on the Board of Directors of UF Health Shands Hospital at the University of Florida from 2010 through 2021 and was chair of the Board of Trustees for the UF Health Proton Therapy Institute during his tenure as interim dean. He served on the Board of Directors of the Florida College of Emergency Physicians from 2011 through 2021 serving as the societies President from 2018 through 2019. He is currently a member of the Board of Directors of Grady Health System in Atlanta Georgia, is a trustee and President of the Society for Academic Emergency Medicine Foundation -emergency medicine’s national foundation supporting education and research in emergency care. Dr. Tyndall is a graduate of the University of Maryland School of Medicine and the emergency medicine residency program at the University of Maryland Medical System serving as Chief Resident. He received a M.S. in Health Services Management and Health Policy from Columbia University. He is an elected member of the Alpha Omega Alpha Honor Society and the Gold Humanism Honor Society. He has published and lectured extensively nationally and internationally in emergency medicine and has active research interests in acute brain injury. He is an editor of 10th edition of the leading textbook in Emergency Medicine Rosen’s Emergency Medicine; Concepts and Clinical Practice. Dr. Tyndall's qualifications to serve on our Board of Directors include his broad healthcare management as well as clinical experience, his knowledge of healthcare policy, emergency medicine, and patient care delivery, and his knowledge of clinical research.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE DIRECTOR NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

CORPORATE GOVERNANCE

Director Independence
Our Board of Directors currently consists of nine directors: Karen Zaderej, Gregory Freitag, John H. Johnson, Alan Levine, Guido Neels, Paul Thomas, Amy Wendell, William Burke and Dr. Joseph Tyndall.
In determining whether our directors and director nominees are independent, we use the definition of independence provided in Rule 5605(a)(2) of the Nasdaq Stock Market’s (“Nasdaq”) Marketplace Rules. Under this definition of independence, we determined that Messrs. Burke, Johnson, Levine, Thomas and Neels, and Ms. Wendell and Dr. Tyndall are independent. Mr. Freitag and Ms. Zaderej are not independent because they serve (or in the case of Mr. Freitag, have served within the past three years) as executive officers of the Company. Each member of our Audit Committee, Compensation Committee and Governance, Nominating and Sustainability Committee also meets the heightened independence standards under the applicable Nasdaq independence rules.

Attendance at Meetings
Our Board of Directors met seven times during 2022, either in person or by teleconference, and acted by written consent on five occasions. Each of our then current directors attended at least 75% of the aggregate total meetings of the Board and committees of which he or she served during the related period of service in 2022. We expect our directors to attend the annual meeting of shareholders in accordance with our Corporate Governance Guidelines. In 2022, all of our then current directors were in attendance telephonically at the 2022 Annual Meeting of Shareholders.

Board Leadership Structure
Our Board of Directors is responsible for overseeing the business, property and affairs of Axogen. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.
Our Board of Directors is currently composed of: (i) Karen Zaderej, who also serves as our Chairman, CEO and President, (ii) Amy Wendell, who serves as Lead Director, and (iii) seven other directors. Our Board of Directors does not have a policy regarding the separation of the roles of Chairman of our Board of Directors and CEO because our Board of Directors believes that the determination of whether to separate the roles depends largely upon the identity of the CEO and the members of our Board of Directors, there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing our Board of Directors to retain the flexibility to determine the optimal organizational structure for Axogen at a given time. At this time, we believe that we are best served by having the same individual serve as our CEO and Chairman of our Board of Directors.
Additionally, the Board of Directors has elected Amy Wendell as Lead Director. The Lead Director facilitates the functioning of the Board of Directors independently of the Company's management and provides independent leadership to the Board of Directors. The Lead Director had the following responsibilities:
•providing leadership to ensure that the Board functions independently of management of the Company and other non-independent directors;
•providing leadership to foster the effectiveness of the Board;
•working with the Chair to ensure that the appropriate committee structure is in place and assisting the Governance, Nominating and Sustainability Committee in making recommendations for appointment to such committees;
•recommending to the Chair items for consideration on the agenda for each meeting of the Board;
•commenting to the Chair on the quality, quantity and timeliness of information provided by management to the independent director;
•in the absence of the Chair, chairing Board meetings, including, providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by individual directors and confirming that clarity regarding decision-making is reached and accurately recorded; in addition, chairing each Board meeting at which only outside directors or independent directors are present; consulting and meeting with any or all of the independent directors, at the discretion of either party and with or without the attendance of the Chair, and representing such directors, where necessary, in discussions with management of the Company on corporate governance issues and other matters; and working with the Chair and the Chief Executive Officer to ensure that the Board is provided with the resources, including external advisers and consultants to the Board as considered appropriate, to permit it to carry out its responsibilities and bringing to the attention of the Chair and the Chief Executive Officer any issues that are preventing the Board from being able to carry out its responsibilities.

Risk Oversight by our Board of Directors
Our Board of Directors takes an active role in risk oversight related to Axogen and primarily administers its role during Board of Directors and committee meetings. During regular meetings of our Board of Directors, members of our Board of Directors discuss the operating results for each fiscal quarter. These meetings allow the members of our Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our goals. During regular Audit Committee meetings, Audit Committee members discuss the financial results for the most recent fiscal quarter with our independent auditors and our Chief Financial Officer (“CFO”). Our Audit Committee also meets with, and provides guidance to, our independent auditors outside the presence of management and oversees and reviews with management the liquidity, capital needs and allocation of our capital, our funding needs and other finance matters. In addition, our Audit Committee reviews our healthcare compliance, information technology and cybersecurity, data privacy and disaster recovery capabilities, risk management programs and treatment of whistleblower complaints regarding internal accounting, accounting controls or audit matters. These discussions and processes allow the members of our Audit Committee to analyze any significant risks that could materially impact the financial health of our business.
In furtherance of its risk oversight responsibilities, our Compensation Committee has oversight of the Company’s culture and human capital management, including diversity, equity and inclusion with respect to the Company’s employees and has evaluated our overall compensation policies and practices for our employees to determine whether such policies and practices create incentives that could reasonably be expected to affect the risks faced by us and our management has concluded that the risks arising from our policies and practices are not reasonably likely to have a material adverse effect on the Company.
Additionally, given the nature of our business, our Quality, Compliance and Portfolio Management Committee has oversight over quality, and regulatory compliance matters, and innovative portfolio management. Our Quality, Compliance, and Portfolio Management Committee has primary oversight over non-financial regulatory compliance, which includes compliance with the Company’s Code of Business Conduct and Ethics as they relate to the Company.

Board Committees
The standing committees of Axogen’s Board of Directors include an Audit Committee, a Compensation Committee, a Governance, Nominating and Sustainability Committee, and a Quality, Compliance and Portfolio Management Committee. Messrs. Burke (Chairman), and Levine and Ms. Wendell are members of the Audit Committee. Messrs. Thomas (Chairman), Levine and Neels are members of the Compensation Committee. Messrs. Neels (Chairman) and Johnson and Thomas and Ms. Wendell are members of the Governance, Nominating and Sustainability Committee. Messrs. Johnson (Chairman) and Freitag and Dr. Tyndall are members of the Quality, Compliance and Portfolio Management Committee. The Charters of each of the Audit Committee, the Compensation Committee, the Governance, Nominating and Sustainability Committee, and the Quality, Compliance and Portfolio Management Committee are posted on our website at http://ir.axogeninc.com/governance-docs. The information contained on our website, or on other websites linked to our website, is not part of this document. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee
The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended ("the Exchange Act"). In the opinion of the Board of Directors, each of the members of the Audit Committee has both business experience and an understanding of accounting principles generally accepted in the United States (“GAAP”) and financial statements enabling them to effectively discharge their responsibilities as members of the Audit Committee. The members of the our Audit Committee meet the independence requirements under Nasdaq and SEC rules. Moreover, the Board of Directors has determined that each of Messrs. Burke and Levine and Ms. Wendell is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the "SEC"), as amended. The Audit Committee is primarily focused on the integrity of the our financial statements, systems of internal accounting controls, the internal and external audit process and the process of monitoring compliance with laws and regulations (including cybersecurity matters).
The Audit Committee is responsible for, among other things:
•Oversees the risks relating to the accounting and financial reporting process of the Company and the audits of the Company's financial statements;
•Meets regularly with management to review and discuss the financial risks management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance as well as other compliance matters;
•Oversees the assessment and effectiveness of the Company's internal control environment and the internal audit function, including the annual internal audit plan;
•Provide oversight for the Company's compliance programs which include healthcare, legal, information technology, cybersecurity, data privacy and disaster recovery capabilities; and
•Review of the results of Company managements's investigation into any noncompliance with healthcare, legal, technology and regulatory matters.
Our Audit Committee held five meetings and acted by written consent twice during 2022.
Compensation Committee
Our Compensation Committee determines and periodically evaluates the various levels and methods of compensation for our directors, officers and employees, and is responsible for establishing executive compensation and administering the Axogen, Inc. Amended and Restated 2019 Long-Term Incentive Plan (the“ 2019 Plan”) and the Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “2017 ESPP”). Our Compensation Committee held seven meetings and acted by written consent once during 2022.
Our Compensation Committee is responsible for, among other things:
•periodic review of our compensation philosophy and the design of our compensation programs;
•establish and oversee our incentive and stock-based compensation plans;
•recommend to our Board of Directors a compensation and benefit package for directors;

•at least annually, establish and review our CEO’s management objectives, conduct the CEO’s performance evaluation and communicate the outcomes to our Board of Directors;
•review and approve payouts to participants as proposed by our CEO under our compensation plans;
•review and approve, for our CEO and our other executive officers, when and if appropriate, employment agreements, severance agreements, change in control provisions/agreements and any severance or similar termination payments proposed to be made to any of our current or former executive officers;
•in consultation with senior management, oversee regulatory compliance with respect to compensation matters;
•prepare the annual report on executive compensation required to be included in our annual proxy statement; and
•review and discuss with management human capital management matters and assist the Board of Directors in its oversight of the Company's policies relating to culture, human capital management, diversity, equity and inclusion.
Our Board of Directors, with recommendations from our Compensation Committee and with the participation of our executive officers and employees, has overseen the adoption of the following:
•our Affirmative Action Plan, which continues our commitment to equal employment opportunity to ensure the rights of each person in all actions, including recruitment, selection, training, development, compensation and promotion In furtherance of this policy, we (i) partnered with a third-party vendor to ensure that our opportunities are posted and available on each state’s veteran and diversity job boards; (ii) audited existing job postings, advertisements and candidate communications for gender coding; (iii) created custom sourcing filters to target diverse candidates; (iv) trained leaders on issues related to discrimination and harassment and what they can do to identify it and resolve it; (v) ensured recruitment marketing material illustrates our authentic diversity; (vi) promoted Axogen with members of targeted candidate groups (Women in Tech, veteran groups, Historically Black Colleges and Universities, Hispanic Groups, African American Groups); (vii) initiated and maintained communication with organizations having special interests in the recruitment of and job accommodations for protected veterans and individuals with disabilities; (viii) implemented interview scorecards to ensure equitable consideration and discussion during new employee selection process; and (ix) encouraged employee resource groups devoted to development and support of potentially under-represented groups.
The Compensation Committee may delegate its powers under the 2019 Plan to one or more directors (including a director who is also one of our officers) and may authorize one or more officers to grant awards under the 2019 Plan, except that the Compensation Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code (the “Code”). Axogen’s Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Section 162(m) of the Code. The Compensation Committee’s ability to delegate its powers is also limited by the rules of the Nasdaq Stock Market on which Axogen’s shares of common stock are listed. In February 2023, the Compensation Committee adopted a resolution delegating to each of the Company’s CEO, Chief Financial Officer ("CFO"), and General Counsel ("GC"), the authority to grant Awards to, and exercise discretion with respect to, individuals who are not Eligible Individuals that are officers under Section 16 of the Exchange Act (as defined in the 2019 Plan) pursuant to the terms of the forms of agreements under the 2019 Plan, with no further action by the Compensation Committee.
Since May 2016, our Compensation Committee has engaged Aon's Human Capital Solutions practice, a division of Aon plc, ("Aon") a compensation consultant, for the purpose of advising upon executive and director compensation. The Compensation Committee has reviewed the independence of Aon’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Compensation Committee concluded that Aon did not have any conflicts of interest and provided the Compensation Committee with objective and independent executive compensation advisory services.

Aon was engaged in 2022 to provide the Compensation Committee with an analysis of Axogen’s executive officers, officers and director compensation, focusing on all compensation components including base salary, bonus, equity, director retainers and fees and committee fees. Aon conducted a thorough proxy review of Axogen’s most relevant comparative companies, and analyzed base salary, bonus, equity, retainers, and all other compensation components in relation to Axogen’s peer group.
The Company’s CEO is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the CEO is not present during any voting or deliberations on her compensation. In 2022, the CEO reviewed the analysis and recommendations of Aon with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than herself). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards.
Our Compensation Committee held six meetings and acted by written consent once during 2022.
Governance, Nominating and Sustainability Committee
The Governance, Nominating and Sustainability Committee is responsible for providing oversight in relation to the corporate governance of the Company and also identifies director nominees for election to fill vacancies on our Board of Directors. Nominees are approved by the Board of Directors on recommendation of the Governance, Nominating and Sustainability Committee. In evaluating nominees, the Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that the Governance, Nominating and Sustainability Committee may consider important to our business at the time. When a vacancy occurs on the Board of Directors, the Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to the directors or our management. The best candidate from all evaluated will be recommended to the Board of Directors to consider for nomination. No material changes have been made to the procedures by which shareholders may recommend nominees to our Board of Directors.
The Governance, Nominating and Sustainability Committee is responsible for, among other things:
•review and make recommendations to the Board of Directors, regarding the Company’s policy and performance in relation to sustainability-related matters, including:
a) the environment;
b) climate change;
c) human rights;
d) heritage and land access;
e) security and emergency management; and
f) community relations;
•assist in setting annual sustainability performance goals and assessing achievement of such goals if requested by the Compensation Committee.
To be a good corporate steward and citizen, our Board of Directors believes in a long-term approach, including certain key environmental, social and corporate governance ("ESG") objectives. Our Board of Directors, with recommendations from our Governance, Nominating and Sustainability Committee with the participation of our executive officers and employees, has overseen the implementation of several policy and operational improvements, including:
•the adoption of our Anti-Human Trafficking Policy, which is our commitment to an environment free from human trafficking, prohibits our employees or anyone who provides services to us from engaging in any form of human trafficking and provides a reporting website and hotline for actual or suspected violations of the policy;

•the implementation of recycling programs in our all of our facilities as well as investing in new purified water systems, sanitation systems, LED lighting, hydronic HVAC systems and energy efficient freezers, all with the goal of reducing our environmental footprint;
•the adoption of our inaugural Environmental, Social and Governance report (the "ESG Report"), which illustrates our commitment to running an ethical, transparent and responsible business and highlights our recent ESG-related accomplishments, including: (i) advancing our innovation pipeline with new products in development and clinical studies to expand our treatment algorithms; (ii) initiating programs in Diversity, Equity, and Inclusion ("DEI") and launching our first Employee Resource Group to broaden our reach to talent; (iii) renovating and developing facilities with improved sustainability measures; (iv) improving data security; and (v) supporting charitable organizations at all locations.
Our Governance, Nominating and Sustainability Committee held six meetings and did not act by written consent during 2022.
Quality, Compliance and Portfolio Management Committee
The Quality, Compliance and Portfolio Management Committee assists the Board in fulfilling its oversight responsibilities with respect to quality, and regulatory compliance matters, and portfolio management.
The Quality, Compliance and Portfolio Management Committee oversees the following:
•risk management in the areas of product quality and safety, including but not limited to, reviewing the adequacy and effectiveness of the Company’s strategies for compliance with laws and regulations, the safety and quality of the Company’s products, and the impact of changes in global regulatory requirements;
•coordinate with the Audit Committee on its oversight of quality and compliance issues and has primary oversight responsibility for areas of non-financial, regulatory compliance (including compliance with the Company’s Code of Business Conduct and Ethics as well as cybersecurity and other information technology issues as they relate to Axogen product and service development); and
•oversees the Company’s innovation portfolio, including implementation of portfolio management, oversight of grants both to the Company and from the Company to third parties, review of the competitive position of the Company’s portfolio, and review of the Company’s response to any identified technological vulnerabilities involving its products and services.
Our Quality, Compliance and Portfolio Management Committee held four meeting and did not act by written consent during 2022.
Environmental, Sustainability and Corporate Social Responsibility
Corporate responsibility and sustainability are important to us and guide our actions as a company. We have always focused on delivering strong financial results, but we are committed to doing so in a way that respects the communities and environments in which we operate. The Governance, Nominating and Sustainability Committee, and the Compensation Committee provide oversight of ESG matters. In 2021, we published our inaugural ESG report highlighting our commitment to the patients who drive our mission, the communities we serve, and our pursuit of advancing the science of nerve repair in ethical and sustainable ways. The ESG report was inspired by the Sustainability Accounting Standards Board’s (“SASB”) topics for disclosures, and we plan to expand our alignment with SASB and other reporting frameworks and annually report on our progress on various ESG initiatives. Our ESG report for 2021 can be found under the news/events section of the investors section of our website at https://ir.axogeninc.com/ and our report for 2022 is expected to be available on our website prior to the Meeting. Since our last annual meeting, we have disclosed new initiatives, including our Corporate Governance Guidelines.
Corporate Governance Guidelines
Our Board of Directors adopted and approved a set of Corporate Governance Guidelines. The guidelines set forth the practices our Board follows with respect to, among other things, the composition of the Board and Board committees, director responsibilities, director continuing education, and performance evaluation of the Board. The guidelines are posted on our website at http://ir.axogeninc.com/governance-docs.
Some of the governance practices included in the Corporate Governance Guidelines are as follows:
Protections Against Overboarding
To ensure that our directors are not over committed and have sufficient time to fulfill their duties and responsibilities on our Board of Directors effectively, directors are required to limit the number of other public company boards on which they serve in consideration of ISS, Glass Lewis, and other relevant constituents’ guidelines, so that they are able to devote adequate time to their duties to the Company, including preparing for and attending meetings. Prior to accepting any position on the board of directors of any organization, whether for-profit or not-for-profit, current directors are required to notify the Governance, Nominating, and Sustainability Committee. The Governance, Nominating, and Sustainability Committee may take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of a director’s service on the Board of Directors.
Resignation Offered at Age 75
Longer serving directors have valuable insight about our business, operations, history, policies and objectives. Our Board of Directors does not currently believe that a mandatory retirement age for directors is appropriate, and that continued service by a particular director may be in the best interests of the Company and our shareholders. However, as set forth in the Governance, Nominating and Sustainability Committee charter, when a director reaches the age of 75 years, such director should volunteer to not stand for re-election and, in the event that such director remains on the Board of Directors, such director should continue to volunteer to not stand for re-election in each and every year following the attainment of the age of 75.
Director Approval
Our directors are elected by a plurality vote, votes cast by the shareholders entitled to vote at the Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. However, pursuant to our Corporate Governance Guidelines, directors who receive more “withhold” votes than “for” votes will be required to tender their resignation, which the Board will be required to consider. The Board will consider the resignation and determine within sixty (60) days of the certification of the shareholder vote whether to accept such resignation. If the Board determines not to accept the resignation, the Board’s determination and reasons for not accepting the resignation will be reported on a Form 8-K.

Director Nominations
Director nominees are approved by our Board of Directors on recommendation of our Governance, Nominating and Sustainability Committee. In evaluating nominees, our Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that our Governance, Nominating and Sustainability Committee may consider important to our business at the time. In accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, characteristics expected of all directors should include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board of Directors. In evaluating the suitability of individual directors, our Board of Directors takes into account many factors, including: (i) general understanding of marketing, finance, and other disciplines relevant to the success of a small publicly traded medical device company in today’s business environment; (ii) understanding of the Company’s business and technology; (iii) educational and professional background; (iv) personal accomplishment; and (v) geographic, gender, age, and ethnic diversity. Our Board of Directors evaluates each individual in the context of our Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.
In addition, in accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, when a vacancy occurs on our Board of Directors, our Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to our directors or our management. The best candidate(s) from all evaluated will be recommended to our Board of Directors to consider for nomination.
Shareholders wishing to recommend a director nominee to our Governance, Nominating and Sustainability Committee may do so by sending to our Governance, Nominating and Sustainability Committee, on or before January 1 of each year, the following information: (i) name of the candidate and a brief biographical sketch and resume; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. No candidates for director nominations were submitted to our Governance, Nominating and Sustainability Committee by any shareholder in connection with the Meeting. Such recommendation should be addressed to Governance, Nominating and Sustainability Committee, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615.
Board Skills and Experience Matrix
Our Board of Directors has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our shareholders. The Board of Directors and the Governance, Nominating and Sustainability Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our shareholders.

The following is a summary of relevant skills and qualifications of our existing directors:

Finance & SOX Compliance	Quality Assurance	Human Capital Management
Risk Management	Regulatory and Compliance	Public Board
Healthcare Sales and Marketing	Innovation	Payer/Provider
Global	Technology	Clinician/Physician
Strategy	Clinical Trials	Corporate Governance
Mergers and Acquisitions	Senior Leadership
Public Policy and Government Relations	Business Continuity and Manufacturing

Diversity Policy Statement
Our Board of Directors is committed to actively seeking women and minority director candidates for consideration. Two of our nine member board is composed of women who are our board chair and the lead independent director, and one member of our board is a minority. Our Governance, Nominating and Sustainability Committee believes that diversity promotes the inclusion of different perspectives and ideas that are valuable to the Company and our Board of Directors. Our Governance, Nominating and Sustainability Committee takes the opportunity, as and when appropriate, to further improve diversity in its broadest sense. Our Governance, Nominating and Sustainability Committee believes that actively encouraging diversity, while ensuring board members have the required governance skills, knowledge and competencies, is a primary component of its duties and seeks to have a slate of qualified candidates for election that represents a diverse set of views, experiences, professions, education, skills, geographic representation, and background. The structure, size and composition (including skills, knowledge, experience and diversity) of our Board of Directors is considered as part of the annual evaluation of performance and effectiveness of our Board of Directors.
Diversity Matrix
The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Shareholder Communications with our Board of Directors
Shareholders may send written communications to the attention of our Board of Directors. Any shareholder who would like to communicate with our Board of Directors, or one or more of our directors, may send a letter addressed to: Board of Directors, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615. Our General Counsel has been instructed by our Board of Directors to promptly forward all communications received to our full Board of Directors or the individual members of our Board of Directors specifically addressed in the communication.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Non-Employee Director Stock Ownership Guidelines
The Board of Directors has adopted the non-employee director equity ownership guidelines upon the recommendation of the Compensation Committee of the Board (the "Stock Ownership Guidelines").Under the Stock Ownership Guideline, each employee director is required to hold equity interest with respect to Company's common stock with a value of equal to a least three times their retainer. In February 2022, the Board of Directors amended the forms of equity interests included in the guidelines to exclude the "In-The-Money" value of vested stock option awards and include the value of unvested Restricted Stock Units. Unearned performance stock units remain excluded from the policy. Each non-employee director is required to achieve the applicable level of ownership within five years of the later of the date the Stock Ownership Guidelines were amended or the date they were initially designated as a non-employee director of the Company. If a non-employee director falls out of compliance, they have one year to increase their equity ownership and regain compliance.
For the purposes of determining stock ownership levels, shares owned by the non-employee director or their immediate family members residing in same household or through trusts; and the value of unvested RSUs are included. Each of our non-employee directors as of December 31, 2022, was in compliance with the Stock Ownership Guidelines.
A current copy of our Non-Employee Director Equity Ownership Guidelines is posted on our website at http://ir.axogeninc.com/governance-docs.

Code of Business Conduct and Ethics

The Board of Directors adopted a Code of Business Conduct and Ethics (the "Code") and Whistleblower Policy that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors. This Code satisfies the “Code of Ethics” requirements under the Sarbanes-Oxley Act of 2002 as well as the “Code of Conduct” requirements under the Market Place Rules of the NASDAQ Stock Market. The Code, among other things, addresses issues relating to conflicts of interests, including internal reporting violations and disclosures, and compliance with applicable laws, rules, and regulations. The purpose of the Code is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable public disclosures, compliance with applicable laws or regulations, and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Anonymous reports are permitted under the Whistleblower Policy, and the procedures for doing so are set therein. Any waivers or approvals granted under this Code with respect to our executive officers and directors may be granted only by the Board of Directors.
The Code of Business Conduct and Ethics is posted on our website https://ir.axogeninc.com/governance-docs that is applicable to all employees and directors. We will provide copies of our Code of Business Conduct and Ethics without charge upon request. To obtain a copy, please visit our website or send your written request to Investors Relations, 13631 Progress Blvd., Suite 400, Alachua, FL 32615. With respect to any amendments or waivers of this Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
In accordance with our Audit Committee Charter, our Audit Committee reviews and approves (with the concurrence of a majority of the disinterested members of our Board of Directors) any related-party and affiliated-party transactions. Our Code of Business Conduct and Ethics generally addresses such situations as to conflicts of interest and is the starting basis for disclosure and review. The Code of Business Conduct and Ethics provides that a conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and officers and their family members by the Company may create conflicts of interest.
In addition, the Code of Business Conduct and Ethics provides that all related person transactions that meet the minimum threshold for disclosure in a proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee. Company officers and directors are required to bring promptly to the attention of our CFO or General Counsel any transaction or series of transactions that may result in a conflict of interest between that person and the Company. The Company CFO on a continuous basis, and annually, reviews with Company accounting personnel any situations that appear to have a conflict. Following any disclosure or discovery, our CFO or General Counsel will then review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question or the uncovered situation. After this review, the Chairman of the Audit Committee and the CFO or General Counsel determines whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are arm’s length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board of Directors is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.
Related Person Transactions
Periodically, the Company may make contributions to the Global Nerve Foundation ("GNF"), a related party, due to certain executives of the Company being members of GNF's board of directors. In calendar year 2022, Bradley Ottinger, the Company's former General Counsel, Erick DeVinney, the Company's Vice President of Peripheral Nerve Science and Clinical Innovation, and Isabelle Billet, the Company's former Chief Strategy and Business Development Officer, served on the GNF's board of directors. The GNF was incorporated in 2021 exclusively for charitable, educational, and scientific purposes and qualifies under IRC 501(c)(3) as an exempt private foundation. Under its charter, the GNF engages in activities that focus on improving the awareness and care of patients with peripheral nerve injuries through grants, contributions and other appropriate means. The GNF is a separate legal entity and is not a subsidiary of the Company. The Company's Board of Directors authorized the Company to contribute $0.7 million to the GNF during the year ended December 31, 2022, no amounts were contributed previously.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 1, 2023, by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, each of our directors, each of our named executive officers and all of our directors and named executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Shares of common stock underlying options held by a person that are currently exercisable, or exercisable within 60 days of June 1, 2023, are considered outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Percentage of ownership is based on 42,866,932 of common stock outstanding on May 31, 2023.

	Number of Shares	Number of Shares
	Beneficially Owned	Underlying Options
	(including shares	Currently Exercisable or
	reflected in the	Exercisable within 60 days	Percent of Shares
Name of Beneficial Owner (1)	third column)(2)	of June 1, 2023(2)	Outstanding (%)
ArrowMark Colorado Holdings LLC (3)	3,547,787	—	8.28%
BlackRock, Inc. (4)	3,159,410	—	7.37%
Karen Zaderej	1,494,913	443,897	3.45%
Gregory Freitag	367,956	35,841	*
Amy Wendell	114,819	50,936	*
William Burke	19,798	19,798	*
John Johnson	30,236	30,236	*
Alan Levine	76,889	65,089	*
Guido Neels	102,736	50,936	*
Paul Thomas	51,483	48,447	*
Dr. Joseph Tyndall	—	—	*
Peter Mariani	346,324	270,667	*
Michael Donovan	111,788	40,938	*
Bradley Ottinger	66,964	43,337	*
Angelo Scopelianos	131,723	95,922	*
All directors, named executive officers and other executive officers as a group (16 persons) (5)	3,185,558	1,324,003	7.21%
*     Less than 1%.
(1)Unless otherwise specified, the address of each beneficial owner is c/o Axogen, Inc., 13631 Progress Blvd., Suite 400 Alachua, FL 32615.
(2)Does not include shares of common stock underlying Restricted Stock Units or Performance Stock Units subject to vesting 60 days beyond June 1, 2023.
(3)This information is based solely on a review of Schedule 13G/A filed on January 10, 2023, with the SEC by ArrowMark Colorado Holdings, LLC. The Schedule 13G/A states that ArrowMark has sole voting power with respect to 3,547,787 shares and sole dispositive powers with respect to 3,547,787 shares. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(4)This information is based solely on a review of Schedule 13G/A filed on January 31, 2023, with the SEC by BlackRock Inc. The Schedule 13G/A states that BlackRock has sole voting power with respect to 3,103,930 shares and sole dispositive powers with respect to 3,159,410 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(5)Includes 269,929 shares of common stock and 127,959 shares of common stock underlying options exercisable within 60 days of June 1, 2023 held by our other executive officers.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this report anyone who filed a required report late during our most recent fiscal year.
Based on our review of forms we received or written representations from reporting persons, we believe that all reports of securities ownership and changes in such ownership required to be filed during the year ended December 31, 2022 were timely filed, except that Mr. William Burke's initial Form 4 reporting his initial grant of stock options upon joining the board was inadvertently filed late on July 19, 2022, due to an administrative oversight.
Equity Compensation Plan Information
The following table summarizes, with respect to the Company’s equity compensation plans, the number of shares of the Company’s common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares of common stock, the weighted-average exercise price of these outstanding options, warrants and rights and the number of shares of common stock remaining available for future issuance under the Company’s equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	6,897,993	14.00	3,374,881
Equity compensation plans not approved by security holders (2)	—	—	—
Total	6,897,993	14.00	3,374,881
(1)    On or before June 1, 2023, an additional 2,608,922 securities were granted or reserved, net of forfeitures, as equity compensation under the Axogen, Inc. Amended and Restated 2019 Long-Term Incentive Plan. 765,960 shares remain available for issuance as of June 1, 2023.
(2)    During March 2023, the Company granted 150,000 non-qualified stock options and 75,000 restricted stock units. The awards were granted as inducements material to new employees entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2022. This CD&A is intended to be read in conjunction with the tables which immediately follow, which include historical compensation data for our name executive officers.
The following executive officers constituted our named executive officers for the fiscal year ended on December 31, 2022:

Name	Age	Position(s)
Karen Zaderej	61	Chief Executive Officer and President
Peter Mariani	59	Executive Vice President and Chief Financial Officer
Michael Donovan	58	Vice President of Operations
Bradley Ottinger	53	General Counsel and Chief Compliance Officer
Angelo Scopelianos Ph.D.	68	Chief Research and Development Officer
Eric Sandberg (1)	58	Former Chief Commercial Officer
(1) Mr. Sandberg departed from his position as Chief Commercial Officer in July 2022 and executed a separation agreement. See Potential Payments Under Termination or Change in Control table below.
For Ms. Zaderej’s biography, see “Proposal 1 – Election of Directors” above.
Peter Mariani has served as our Chief Financial Officer since March 2016 and was promoted to Executive Vice President and Chief Financial Officer in March of 2021. He brings more than 25 years of experience as a financial executive in private and public companies. He previously served as Chief Financial Officer of Lensar, Inc, a privately held laser refractive cataract surgery company, from July 2014 through January 2016, following the sale of Lensar in December 2015. From June 2011 through June 2014, he served as Chief Financial Officer of Hansen Medical, a publicly traded medical device company developing robotic solutions for intravascular procedures. He served as Chief Financial Officer for two privately held companies Harlan Laboratories from 2007 through 2009; and BMW Constructors from 2009 through 2010. From 1994 through 2006 he served in various senior financial roles with Guidant Corporation, a publicly traded leader in the development and sale of medical devices for the treatment of cardiovascular disease. Mr. Mariani began his career with Guidant as Director of Corporate Financial Reporting where he supported the initial IPO of Guidant and ultimately served as Vice President, Controller and Chief Accounting Officer. His experience at Guidant included two years as Director of Financial Reporting, Guidant Vascular Intervention in Santa Clara, California, and four years in Tokyo, Japan, primarily as Vice President Finance and Administration. While in Japan he helped to facilitate the conversion and scale of the Japanese business from a distributor network to a direct sales and marketing organization. Following the 2006 sale of Guidant to Boston Scientific Corporation, he co-led the initial integration of the two companies. From 1987 through 1994 Mr. Mariani worked with Ernst and Young, LLP, where he served a diverse client base as a Certified Public Accountant. Mr. Mariani earned a Bachelor of Science in Accounting from Indiana University.
Michael Donovan has served as our Vice President of Operations since September 2015. Prior to September 2015, Mr. Donovan was our Director of Operations from January 2011 through September 2015. From 1988 through 2010, Mr. Donovan held various positions at Zimmer Holdings in manufacturing, continuous improvement, quality assurance, and sterilization, including Director of Manufacturing from 2002 to 2010. Mr. Donovan has a B.S. degree in Chemical Engineering and an M.B.A. from the University of Akron.

Bradley Ottinger served as our General Counsel and Chief Compliance Officer from June 2020 through March 2023. From October 2017 through January 2020, Mr. Ottinger served as the Vice President, General Counsel, Chief Administrative Officer, and Secretary of MicroPort Orthopedics Inc., a wholly owned subsidiary of Shanghai-based MicroPort Scientific Corporation a manufacturer of total hip and knee implants, From March 2015 through October 2017, Mr. Ottinger served as MicroPort’s Vice President, Legal, Compliance, and Human Resources, having joined MicroPort as Associate General Counsel in January 2014. From March 2015 until his departure, Mr. Ottinger also served as a member of MicroPort Scientific’s Intercontinental Executive and Intercontinental Orthopedics Committees. From December 2011 through January 2014, he served as Associate General Counsel at Buckeye Technologies Inc., providing legal services to the enterprise, with a primary focus on corporate transactions. Prior to joining Buckeye Technologies, Mr. Ottinger concentrated his private practice in securities law and litigation and corporate transactions with both an international and domestic focus and used that foundation to develop expertise in corporate compliance and ethics for which he maintains professional certifications. Prior to attending law school, Mr. Ottinger worked with Accenture (FKA, Andersen Consulting) as a Management Consultant and with First Horizon Bank (FKA/First Tennessee Bank) in Human Resources delivering management development programs and managing succession planning. Mr. Ottinger holds a J.D. from Washington University in St. Louis, an M.Ed. from Vanderbilt University, and a B.A. degree in Liberal Arts from Pennsylvania State University.
Angelo Scopelianos PhD. has served as Axogen’s Vice President of Research and Development since September 2018 and on January 4, 2021, began serving as the Chief Research and Development Officer. From 2012 until joining Axogen, Dr. Scopelianos was an independent consultant specializing in medical devices. He began consulting after his retirement from a 24-year career at Johnson & Johnson ("J&J"). Dr. Scopelianos began at J&J in 1988 as Section Manager of R&D progressing to Manager of R&D, Director of R&D, Vice President of R&D and from October 2010 to September 2012 Senior Vice President of R&D. He joined J&J after holding research leadership positions at EI Dupont de Nemours in Wilmington, DE, and Pennwalt Corporation. Dr. Scopelianos earned a Ph.D. in Organic Chemistry from Pennsylvania State University and a Bachelor of Science from the State University of New York—Oneonta. He holds over 35 U.S. patents and numerous international patents, and his awards include the Outstanding Science Alumni Award by Pennsylvania State University; the Scientific Leadership Award in Biomaterials Science awarded by a consortium of NJ research universities.
Eric Sandberg served as Axogen’s Chief Commercial Officer from January 2019 through June 2022. Mr. Sandberg has extensive leadership experience in commercializing medical technologies. He held leadership positions across sales, marketing, corporate accounts, and business development for more than twelve years at medical device manufacturers Guidant Corporation and Boston Scientific. While at Guidant, Mr. Sandberg built and led commercial teams that challenged the standard of care with innovative new solutions; including the Company’s first coronary stent system, which achieved market leadership in three months post launch and generated $700 million in sales within 15 months. He built and led the sales organization for CardioDx, a genomic diagnostic company, spearheading efforts to launch and create market demand for the company’s inaugural product. As President and CEO for Tangent Medical Technologies, Mr. Sandberg led all aspects of the company as it commercialized an innovative IV catheter system. Most recently, he served as CEO for Visura Technologies, successfully leading the development, patenting, FDA process, and commercialization of a novel transesophageal echocardiography camera assist device system, and as Chief Business Officer of gene therapy company Rhythm Therapeutics. Mr. Sandberg earned an MBA from Harvard Business School and a Bachelor of Science from Bradley University.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

EXECUTIVE SUMMARY
Business Highlights
We are the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. We are passionate about providing the opportunity to restore nerve function and quality of life for patients with peripheral nerve injuries. We provide innovative, clinically proven and economically effective repair solutions for surgeons and healthcare providers.
We have grown revenue rapidly and have delivered a seven-year compounded annual growth rate of 26%, while maintaining gross margins above 80%. We intend to increase market penetration and share by increasing awareness of the impact of nerve damage on quality of life and improving the adoption of nerve repair techniques and our products through the continued use of educational conferences and presentations, surgical resident and fellow training, clinical data development and publication, digital communications, and a knowledgeable and professional sales team.
Our professional education team, through surgeon training programs combined with our marketing initiatives, has been successful in developing new customers and revenue growth through increased surgeon adoption of the Axogen algorithm for nerve repair and product penetration. These efforts have included the training of approximately 75% of microsurgery fellows in both 2021 and 2022.
Although the COVID-19 pandemic and subsequent global economic challenges had a negative impact on our revenue growth, we were able to deliver revenue growth in 2021 and 2022 of 13% and 9% respectively. Revenue growth excluding the impact of Avive® Soft Tissue Membrane, sales of which were voluntarily suspended on June 1, 2021, was 15% in 2021 and 12% in 2022.
We have always made clinical evidence generation an important priority and believe that our collection of meaningful data publications is the most comprehensive in the area of peripheral nerve repair. The unparalleled amount of evidence in nerve repair is expected by our surgeons when making clinical care decisions. We have 215 peer-reviewed papers, including growing numbers across all of our nerve repair applications.
We achieved the following key clinical data milestones in 2022:
•RECON Phase 3 Study of Avance met its primary endpoint. This study provided the first ever Level 1 clinical evidence in support of Avance Nerve Graft for peripheral nerve repairs. This data will be used to support our Biologics License Application ("BLA") submission.
•Independent publication of comparative nerve gap repair meta-analysis of over 1,500 nerve repairs across 35 peer-reviewed studies of Allograft, Autograft, and Conduits concluded allograft (Avance) and autograft repairs delivered significantly better rates of meaningful sensory recovery in short gaps as compared to conduit repairs. Further, the authors concluded that there were no statistical differences between allograft and autograft outcomes in both sensory and mixed/motor nerve repairs across all gap lengths up to 70 millimeters. Additionally, the study found that acute procedure related costs were comparable between allograft and autograft procedures, in both the inpatient and outpatient settings.
We remain committed to developing the clinical evidence to demonstrate safety, performance, and utility of our nerve repair solutions to support the continued adoption of the Axogen algorithm across our full portfolio of products.
Construction of our new processing facility was completed in 2022 and the validation and transition to the new facility is in process. The new facility will support our BLA for Avance Nerve Graft, and provide for our long-term processing capacity. We remain on track for submission of our BLA for Avance by the end of 2023 and anticipate final determination in 2024. A BLA approval would complete the regulatory transition of Avance Nerve Graft from a 361-tissue based product, to a 351-biological product; and, importantly, we believe Avance would then be designated as a reference product, which would in turn provide 12 years of data exclusivity with regard to potential biosimilars.
With over 75,000 Avance nerve grafts implanted since launch, we are confident that we have built the right organization with a solid foundation of clinical evidence that will allow us to continue to lead and innovate in this large and developing peripheral nerve repair market.
Executing our Strategy
We have made great progress toward our commercial strategy of driving strong surgeon adoption of our technology. Some highlights of our progress include:
a.Revenue CAGR of 26% over past 7 years
b.Gross margins > 80%
c.Ended 2022 with 115 direct sales representatives.
d.Ended 2022 with 215 peer-reviewed clinical publications featuring Axogen’s nerve repair products
e.More than 75,000 Avance® Nerve Grafts have been implanted since launch

Continued Revenue Growth
2022 was another year of strong revenue growth, with an increase of approximately 12% from 2021, excluding the impact of Avive Soft Tissue Membrane revenue in 2021.
Executive Compensation Philosophy
As our Company has continued to evolve with rapid growth and clinical success, it has been imperative that the Compensation Committee continually evaluate and transform the executive compensation program to appropriately structure pay packages in consideration of the company's size, investor expectations, and industry standards. Our Compensation Committee firmly believes that executive compensation should be linked to our overall performance with particular focus on driving long-term, sustainable revenue growth. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace and motivate performance in a manner that supports achievement of our corporate goals while ensuring that these programs do not encourage excessive risk-taking. We believe our executive compensation program, as presented in this CD&A, achieves these objectives.
Key Compensation Decisions and Outcomes in 2022
In 2022, the Compensation Committee and the Company continued to undertake reviews of the appropriateness of key elements of executive compensation and continued to grant a mix of performance share units ("PSUs"), restricted share units ("RSUs") and stock options in the first quarter of the year.
In March of 2022, the Compensation Committee approved a provision to our equity awards to those employees with a title of Vice President and above. This provision generally provides for continued vesting of equity awards after a specific event which is generally defined as the termination of service after attainment of age sixty with at least ten years of continuous service, provided that the employee has provided at least twelve months of advance notice of the retirement date for 10 individuals in the executive group, inclusive of named executive officers, or six months of advance notice for Vice Presidents.
Also, in March of 2022 PSUs were granted with performance metrics based on revenue growth using 2021 as the baseline with three annual measurement periods beginning in 2022 through 2024 (see discussion of specific targets below).

Additionally, the Compensation Committee determined that the stock option awards provided to Ms. Zaderej, Mr. Mariani, and Mr. Sandberg on March 16, 2022, would contain a premium pricing provision whereby the exercise price of the award was set 25% above the closing stock price on the date of grant.
During 2022, the Compensation Committee determined that the revenue growth targets for 2022 set for the PSU awards granted in 2021, were not likely to be achieved and would be forfeited by the executives upon completion of their respective performance periods. Notwithstanding this determination, the Compensation Committee made no adjustments to this program.
In February 2022, consistent with evolving practices regarding Board and Executive stock ownership guidelines, the Board of Directors amended the forms of equity interests included in the guidelines to exclude the "In-The-Money" value of vested stock option awards and include the value of unvested Restricted Stock Units. Unearned performance stock units remain excluded from the policy. Based upon the significant change in the policy, Executives and Board Members were provided a new 5-year period to achieve compliance.

Say on Pay Vote and Investor Feedback
At our 2022 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) we received approximately 72% of votes in support of the proposal. The Compensation Committee recognized a need for further engagement to better understand the perspectives of our shareholders. During the second half of 2022, the Company reached out to its top shareholders, who represent a majority of our outstanding shares of common stock, to solicit their comments on our corporate governance. As a result of this outreach, we received feedback from shareholders representing approximately 32% of our outstanding shares of common stock, including at least 19% of the outstanding shares that voted "against" our Say-on-Pay proposal last year. Our Chief Financial Officer ("CFO") led each of the meetings, and the feedback received was then shared and discussed with the Compensation Committee and the Board. As a result of the feedback from these meetings the Company made a number of changes as outlined in the table under Shareholder Engagement.
The Compensation Committee values and continues to consider shareholder input and feedback, including the results of say-on-pay votes, on our compensation structure. The Compensation Committee determined that the structure of our executive compensation policies continues to be appropriately aligned to the achievement of Company goals and objectives and the best interests of shareholders. We believe that compensation program enhancements of the past several years, as well as our commitment to improved transparency in our CD&A disclosure, have resulted in a compensation program that best serves our Company, our executives, and our shareholders.
Shareholder Engagement
Our Board of Directors and management are focused on creating long-term, sustainable shareholder value. Key to this goal is shareholder engagement and in one-on-one meetings to discuss our historical financial performance, corporate governance practices, executive compensation programs, and other matters. Our conversations with shareholders allow us to better understand our shareholders’ perspectives and provide us with useful feedback to calibrate our priorities. Following the results of the advisory, non-binding vote on the compensation of our named executive officers held at our 2022 annual meeting of the shareholders, we launched a shareholder engagement campaign to gain a better understanding of our shareholders’ concerns and to identify areas for improvement within our executive compensation program and corporate governance matters generally.
In accordance with the importance that our Board of Directors placed on shareholder engagement, management conducted shareholder outreach to 19 shareholders (who at the time owned approximately 68% of our issued and outstanding common stock). Shareholders, who at the time owned approximately 32% of our issued and outstanding common stock, including at least 19% of the outstanding shares of common stock that voted “against” our Say-on-Pay proposal last year, responded and engaged with management and provided management with their perspectives and viewpoints.
We welcomed the feedback we received during our engagement with our shareholders. The table below describes what we heard from our shareholders and how we implemented improvements to address our shareholders’ feedback.

What We Heard	How We Responded
We should provide additional disclosure about our executive compensation structure and programs which demonstrate that these programs are performance-based with fixed targets.
We have provided additional disclosure of the criteria and calculation of the short-term incentive plan (bonus), and Performance Stock Unit plan awards in this proxy. These programs are performance-based with fixed targets. The majority of the PEO's 2023 equity compensation is in the form of performance-based stock units.

We should ensure that there is no director overboarding.
Our Board of Directors is focused on ensuring that each director devotes adequate time to their duties as a member of our Board of Directors. In furtherance of this and in consideration of ISS, Glass Lewis, and other relevant constituents’ guidelines, we have adopted a policy, as set forth in our Corporate Governance Guidelines, that limits the number of other public company boards that our directors may serve on.

We should continue to focus on diversity with respect to our Board composition.
In 2022 we appointed a minority director to our Board of Directors and two of our nine members are women including the Board Chair and the Lead Independent Director, and . The diversity of our Board of Directors is important to the Company, and the Board of Directors is committed to actively seeking women and minority candidates for consideration of Board of Directors membership.

We should consider our Board of Directors composition, including the skills and qualifications of our directors.
In response to the shareholder engagement, we have expanded our review of the composition of our Board of Directors and have included a board skills matrix in this Annual Report to summarize the relevant skills and qualifications of our directors. Our Governance, Nominating, and Sustainability Committee and our Board of Directors regularly review the composition of the Board of Directors and assess the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board of Directors and the Company and in light of the industry that the Company operates.

We should continue to focus on Board of Directors succession planning.
Per our newly adopted Corporate Governance Guidelines https://ir.axogeninc.com/governance-docs when a director reaches the age of 75, our Corporate Governance Guidelines provide that such director should volunteer to not stand for re-election. Additionally, as part of our Board of Director’s succession planning, the Governance, Nominating, and Sustainability Committee and our Board of Directors regularly review the composition of the Board of Directors and assess the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board of Directors and the Company.

We should consider including an upper and lower limit for the size of our Board of Directors in our by-law amendment proposal.	We have updated our by-law amendment proposal to provide that the minimum number of directors shall not be less than seven and the maximum number of directors shall not be more than eleven.
We should consider best practices for director election standards for a company of our size.
In accordance with our newly adopted Corporate Governance Guidelines, https://ir.axogeninc.com/governance-docs, directors who receive more “withhold” votes than “for” votes will be required to tender their resignation. The Board of Directors will consider the resignation and determine within sixty days of the certification of the shareholder vote whether to accept such resignation. If the Board of Directors determines not to accept the resignation, the Board of Directors’ determination and reasons for not accepting the resignation shall be reported on a Form 8-K.

We should demonstrate that we have a long-term view of ESG and provide periodic updates as appropriate.
Our continued commitment to environmental, social and governance issues is set forth in our updated ESG report which will be posted on our website at: https://www.axogeninc.com/environmental-social-and-governance ahead of the 2023 Annual Meeting of Shareholders.

We should continue to focus on best practices in terms of corporate governance.	We have recently adopted Corporate Governance Guidelines, which are posted on our website at: https://ir.axogeninc.com/governance-docs.

Pay Program Overview
We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.
In doing so, we have selected the following framework to achieve these objectives:

Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentives
The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic goals of the Company.
In 2022, our annual incentives were based on key corporate objectives, including revenue and certain other operational goals.

Long-Term Equity Incentives
Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent.
Equity awards are typically delivered as:
a.PSUs
b.RSUs
c.Stock options

2022 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company and the interests of shareholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk, and incentive pay. Our 2022 pay mix is shown below in 2022 Equity Grants table, which includes equity granted in March 2022; these grants are an essential component of our fiscal year 2022 compensation program and were considered when designing our pay mix.
Compensation Governance
Our Compensation Committee is responsible for oversight of the Company’s compensation program and practices. A significant part of this responsibility is aligning the Company's compensation program with the Company’s business strategies and goals, as well as the interest of our shareholders, while also mitigating excessive risk taking. To that end, the Company has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do
✔ Pay-for-performance philosophy and culture	✔ Engage an independent compensation consultant
✔ Provide an appropriate mix of performance-based and time-vesting awards to executives	✔ Appropriate stock ownership requirements for all executives and non-executive directors
✔ Strong emphasis on performance-based incentive awards	✔ Perform an annual risk assessment of our compensation program
✔ Responsible use of shares under our long-term incentive program	✔ Annual say on pay vote
What We Don’t Do
X Hedging or pledging of Company securities	X Excessive perquisites
X Excise tax gross-ups	X Backdating or repricing of stock option awards
X No single trigger change of control payments	X No guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan
X no non-qualified defined contribution or other deferred compensation plan	X No changes to PSU targets subsequent to grant date
X Have not changed annual incentive bonus plan targets, other than 2020 COVID-related changes.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
Our compensation philosophy is designed to pay for performance and achieve the following principal objectives:
•align our executive officers’ compensation with our business objectives and the interests of our shareholders;
•enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long-term goals; and
•reward performance, company growth and advancement of our long-term strategic initiatives.
We carefully construct pay packages to appropriately balance fixed and variable elements to achieve the aforementioned objectives.
COMPENSATION-SETTING PROCESS
Role of Compensation Committee
Our Compensation Committee is responsible for, among other things, overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our named executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for directors and other key employees. Our Compensation Committee regularly reports to our Board of Directors on its deliberations, but is ultimately responsible for compensation decisions, as described in the Compensation Committee’s Charter.
Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommends to our Board of Directors any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.
Role of Consultants
Since May 2016, our Compensation Committee has engaged Aon's Human Capital Solutions practice, a division of Aon plc ("Aon"), to provide the Compensation Committee with a thorough analysis of our executive compensation, focusing on all compensation components. In 2022, Aon assisted the Compensation Committee with, among other things:
•Executive and director market pay analysis;
•Reviewing and modifying the compensation peer group;
•Development of 2022 executive and director pay programs; and
•Reviewing our Compensation, Discussion & Analysis disclosure.
The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The Compensation Committee conducted a specific review of its relationship with Aon in 2022 and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest.
Role of Management
The Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Human Resources Officer (“CHRO”) and General Counsel (“GC”) are involved in the design and implementation of our executive compensation and are typically present at Compensation Committee meetings, except that the CEO, CFO, CHRO and GC are not present during any voting or deliberations on their salary and equity compensation. In 2022, the CEO, CFO and CHRO reviewed the analysis and recommendations of Aon with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than themselves). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon, examines the competitive compensation data for senior executives of our peer companies.
The Compensation Committee uses the peer group to reference recent market data and understand the marketplace. However, the Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, internal equity, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time.
2022 Peer Group
For our 2022 Peer Group, Compensation Committee conducted its regular review of companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices.
•Sector – HealthCare Equipment & Supplies companies; also considered biotech/biopharma companies to broaden our market perspective
•Market Capitalization – 1/3x to 4x Axogen’s market capitalization
•Revenue – 1/3x to 4x Axogen’s projected revenues
•Headcount – 1/3x to 4x Axogen’s projected headcount

In September 2021, the Compensation Committee, with the assistance of Aon, evaluated the appropriateness of the continued inclusion of each company in our 2022 peer group. Using the criteria listed above, our Compensation Committee removed five companies from the peer group: Natera, Neogen, Nevro, NovoCure and Repligen, and added the following five companies: Bioventus, Cutera, SeaSpine, Treace Medical Concepts and Zynex for a total of 18 companies that comprise the Company's 2022 Peer Group:

Alphatec	Flexion Therapeutics	SI-Bone
AtriCure	Glaukos	STAAR Surgical
Bioventus	Intersect ENT	Tactile Systems Technology
Cardiovascular Systems	iRhythm Technologies	Treace Medical Concepts
CryoLife	Luminex	Vericel
Cutera	SeaSpine	Zynex
Consideration of Compensation Risk
Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.
On an annual basis, the Compensation Committee conducts a thorough risk assessment of the Company’s compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. To help with this assessment, Aon provides a detailed review of the Company’s compensation program and associated risks. The assessment focuses on the following areas of the Company’s practices and policies:
•Total direct compensation and benchmarking (level of pay and approach to setting pay)
•Annual incentive plan risk
•Equity plan risk
•Change-in-control policies
•Investor risk and other policies
After completing this review, the Compensation Committee concluded the Company’s compensation programs are, on balance, consistent with market practice and do not present excessive or inappropriate risks to the Company.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS
The key elements of our executive compensation packages are base salary, annual cash incentives, and long-term equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of shareholder value.
The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts, and awards were determined for 2022 compensation.
Base Salaries
Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives by rewarding the individual value that each executive officer brings to us through experience and past and expected future contributions to our success.
The Compensation Committee annually reviews the base salaries of our executive team with input from our CEO, CFO and CHRO (other than with respect to their own base salary). In addition to this input, for each executive the Compensation Committee considers:
•The individual’s role and responsibilities;
•Individual contribution and performance of the past year;
•Overall experience and expertise;
•Prior base salary;
•Corporate performance; and
•Salaries for similar positions within our industry.
Base salaries were adjusted as follows for our named executive officers in 2022:

Executive	2021 Base Salary ($)	2022 Base Salary ($)	% Change
Karen Zaderej	651,200	673,992	3.5%
Peter Mariani	443,080	457,259	3.2%
Michael Donovan	336,735	349,194	3.7%
Bradley Ottinger	376,000	389,534	3.6%
Angelo Scopelianos Ph.D.	395,000	406,850	3.0%
Eric Sandberg(1)	364,000	367,640	1.0%
(1)    Mr. Sandberg departed from his position as Chief Commercial Officer in July 2022.
2022 Annual Cash Incentive
We provide our executives, including the named executive officers, with the opportunity to annually earn cash incentives to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results.
In February 2022, our Compensation Committee approved, and our Board ratified, our performance-based bonus award plan for 2022 (the “2022 Annual Cash Incentive”). Under this plan, each named executive officer was eligible to receive an annual cash bonus based on the extent to which Axogen achieved certain key corporate objectives during the 2022 fiscal year relating to revenue and significant operational goals. We provided the parameters and certain details associated with the operational goals in the footnotes to the below table. However, due to their strategic significance, we are not disclosing the exact details of the operational goals as such detailed disclosure would cause future competitive harm to the company and may inform our competitors of the trends within our business to our detriment.
Total bonus payouts were capped at 200% of target.
The Compensation Committee approved these performance goals for the 2022 Annual Cash Incentive because, in its view, they were closely linked to the successful execution of our annual operating plan and because achieving the target level of success in the corporate objectives would require a focused and consistent effort by our executive officers throughout the 2022 fiscal year.
Individual bonuses paid, if any, are calculated by multiplying the executive’s annual base salary, target bonus percentage, and percentage achievement of the corporate goals, which may be measured by reference to pre-established goals with respect to the metrics, weighting and the ultimate achievement, as summarized below.

Metrics	Minimum threshold	Minimum % of Target Bonus	Target threshold	Target % of Bonus	Maximum threshold	Maximum % of Target Bonus	Performance Achieved	Earned % of Target Bonus
Revenues (1)	$140M; 14% growth	35%	$150M; 22% growth	70%	$167M; 35% growth	140%	$138.6M; 12.4% growth	—%
Certain Clinical Data Milestone Target Achievement	(2)	7.5%	(2)	15%	(2)	30%	(2)	14%
A Specific New Product Innovation Milestone Achievement	(3)	5%	(3)	10%	(3)	20%	(3)	—%
Product and Quality Systems Management Goal Achievement	(4)	2.5%	(4)	5%	(4)	10%	(4)	10%
Total		50%		100%		200%		24.0%
(1)    In the first half of 2022, the world was still recovering from the impact of COVID-19 along with an increasingly negative global economic environment. The related labor shortages had a particularly negative impact on hospitals where a shortage of nursing and other staff negatively impacted surgical schedule capacity and predictability, both of which negatively impacted nerve repair procedure volumes. This resulted in lower than expected revenue growth of approximately 8% in the first half of the year, compared to our annual plan growth of 22%. Although we were pleased with the improvement of revenue growth in the second half of the year to approximately 17%, that performance was not sufficient to offset the short-fall of the first half of 2022. The Company, therefore, did not meet the minimum annual revenue threshold established by the Compensation Committee at the beginning of the year and the net payout earned for this goal was 0% out of a target of 70%.
(2)    The clinical data goal included milestones related to the timing and content for the reporting of the topline data of our RECON study, the completion of the clinical study report, and other related content for our submission of the BLA for Avance Nerve Graft. We achieved the majority of these milestones as planned, including the read-out of the top-line data for RECON on May 4, 2022. The net payout earned for this goal was 14% out of a target of 15%.
(3)    In May 2022, management decided to defer the specific product innovation program to 2023. This decision was made in response to the revenue shortfall to our plan in the first half of 2022 as part of a broader plan to manage spending for 2022. As a result of the deferral of the product innovation targets, this milestone was not achieved. The net payout earned for this goal was 0% out of a target of 10%.

(4)    Our product and quality management system is a key priority and is regularly reviewed by the FDA, and other regulatory bodies through a series of audits of our various operating sites. These agencies can provide a series of comments to the Company as a result of their audits that range from minor observations of potential improvements, to more serious observations of non-compliance. Our product and quality system management goal was established with a target payout of 5% and a potential payout range of 0% to 10%, based upon the nature and extent of all audit observations. The Company earned the maximum payout of 10% in 2022 based upon the outcomes of all regulatory audits.
For our named executive officers, a total of 24% of targeted bonus amounts were earned in 2022. Annual cash incentives earned were as follows:

Executive	Salary ($)	Target Bonus %	Target Bonus 2022 ($)	2022 Actual Bonus Paid ($)
Karen Zaderej	673,992	100%	673,992	161,998
Peter Mariani	457,259	55%	251,492	60,438
Michael Donovan	349,194	50%	174,597	42,022
Bradley Ottinger	389,534	50%	194,767	46,792
Angelo Scopelianos, Ph.D.	406,850	50%	203,425	48,878
Eric Sandberg (1)	367,640	50%	183,820	—
(1)    Mr. Sandberg departed from his position as Chief Commercial Officer in July 2022, and, therefore, did not receive a bonus payment.
Equity Compensation
We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our shareholders. We firmly believe that a large percentage of an executive’s compensation package should be at-risk and linked to performance.
Since 2020, we have evaluated performance in the first quarter of each year to allow for completion of the calendar year and give us the ability to review full-year performance.
We typically utilize the following mix of equity awards as the long-term incentive component of their compensation packages:

•Performance share units (“PSUs”)
◦PSUs are granted subject to achievement of certain performance milestones, which are generally measured over multiple years, and vest subject to specific terms as documented in the PSU agreement, and approved by the Compensation Committee.
•Restricted share units (“RSUs”)
◦Vesting occurs over 4 years from the date of grant, typically with 50% vesting after 24 months and an additional 25% vesting on the third and fourth anniversaries of the grant date.
•Stock options
◦All shares underlying the options will be fully vested four years from the option grant date, with 50% of the aggregate shares vesting 24 months from the option grant date and an additional 12.5% of aggregate shares vest every six months thereafter
2022 Equity Grants
Our Compensation Committee strives to balance various long-term incentive vehicles to provide an appropriate balance of performance-based and time-vesting awards. On March 8, 2022, the Compensation Committee approved, and the Board of Directors ratified, our annual equity award grants to our named executive officers as part of their 2022 pay packages. Consistent with historical practice, the award to our CEO was greater than 50% performance based to assure strong alignment with long-term operational goals and stock performance
The 2022 equity grants consisted of:

Executive	PSUs (#)	RSUs (#)	Stock Options (#)
Karen Zaderej(1)	89,467	169,694	317,185
Peter Mariani(1)	60,000	76,780	103,079
Michael Donovan	25,000	42,563	39,700
Bradley Ottinger(2)	25,000	44,973	41,948
Angelo Scopelianos Ph.D.	25,000	37,250	34,745
Eric Sandberg (1)(3)	40,000	62,910	60,576
(1)    Stock options issued on March 16, 2022 to Ms Zaderej, Mr. Mariani and Mr. Sandberg were premium-priced with a exercise price 25% greater than the closing market price on the date of grant.
(2)    Upon Mr. Ottinger's departure from the Company in March 2023, his unvested awards were forfeited.
(3)    Upon Mr. Sandberg's departure from the Company in July 2022, his unvested awards were forfeited.
Achievement of PSU Grants
On December 18, 2017, December 27, 2018, and December 17, 2019, the Compensation Committee approved PSU awards to certain employees, including Dr. Scopelianos and Mr. Donovan from our NEO group related to their work on the BLA. As of December 31, 2022, 294,968 PSU awards have been granted. The number of shares available for grant is linked to certain milestones related to the BLA submission to and approval by the FDA. These awards are expected to vest beginning when the BLA is submitted to the FDA. The performance measure is based upon achieving each of the specific milestones and will vest 50% upon achievement each of the milestones and 50% one year later.
In March 2020, the Compensation Committee of the Board of Directors approved PSU awards of 363,000 shares with the performance metrics tied to 2021 revenue with a payout ranging from 0% to 200% upon achievement of specific revenue goals. In the first quarter of 2021, it was determined that the performance metric was not achieved and the awards were forfeited.

On July 17, 2020, the Compensation Committee approved PSU awards of 144,300 shares with a performance metric tied to 2020 revenue with a payout ranging from 0% to 200% upon achievement of specific revenue goals. These awards were granted in mid-year with certain revenue targets adjusted for the impact of COVID-19. In the first quarter of 2021, it was determined that these awards had reached 110% of their targeted performance as reported revenue at December 31, 2020 was $112.3 million.
On March 8, 2021, the Compensation Committee approved PSU awards of 332,200 shares tied to 2022 revenue targets, with a payout ranging from 0% to 200% upon achievement of specific revenue goals. In the first quarter of 2023, it was determined that the performance metric for these awards was not achieved, and the awards were forfeited.
On March 10, 2022, the Compensation Committee approved PSU awards of 526,467. The Target number of PSUs will be divided into three tranches, with 33.33% eligible to vest based on performance with respect to each of the following calendar years 2022, 2023, and 2024, subject to the CAGR payout factor described below. The pay-out will range from 0% to 150% of target upon achievement of specific annual revenue growth targets of between 10% and 25%, excluding the impact of Avive revenue in 2021 on the 2022 annual revenue growth target, with a 100% of target payout set at 15% annual revenue growth.
The actual number of PSUs that vest during the Performance Period will be calculated on the certification date at the end of the Performance Period and will equal:
•the Target Number of PSUs; multiplied by
•the greater of (1) the average of the calendar year payout factors for each of the three calendar years during the Performance Period, and (2) the three-year compounded annual growth rate fore the Performance Period.
The award will be earned and vest upon the final determination of the annual revenue growth in 2024 and the CAGR across the three year period. In the first quarter of 2023, it was determined that the Company had achieved the 2022 annual revenue growth of 12.4% against the target of 15%, therefore, 74% of the first year target was achieved.

ADDITIONAL COMPENSATION PRACTICES AND POLICIES
Executive Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer and each other individual serving as an executive officer must hold a specified dollar value of Axogen’s common stock and the value of unvested RSU's.

Position	Requirement
Chief Executive Officer	3x base salary
Executive Officers other than CEO	1x base salary
All other Section 16(b) Reporting Officers	1x base salary
For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the executive officer directly or held in trust for the benefit of the executive officer or his or her immediate family members residing in same household or through trusts; and the value of unvested RSUs. The applicable guidelines must be met within the earliest of five years from: (i) joining the Company, (ii) promotion to an officer level (iii) establishment of the guidelines or (iv) five years from February 2022 when our Board of Directors amended the guidelines. Each of our executive officers as of December 31, 2022, are in compliance with the policy.
Anti-Hedging and Pledging Policies
All of our executive officers and members of our Board of Directors are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by Axogen.
Compensation Recovery Policy
We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Considering recent rule making, we are in the process of implementing such a policy in compliance with the applicable rules.
Retirement and Other Benefits
Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees. Employees are eligible to participate in the 401(k) plan immediately upon commencing employment, and enrollment is available any time during employment. Participating employees may make annual pretax contributions to their accounts up to a maximum amount as limited by law. The 401(k) plan requires us to make matching contributions of between 3% and 4% of the employee’s annual salary as long as the employee participates in the 401(k) plan. Both employee contributions and our contributions are fully vested at all times. In 2022, our matching contribution was 3% for the first 3% of compensation contributed and 1% for the next 2% of compensation contributed of each named executive officer’s annual base salary. We contributed, on an aggregate basis, approximately $70,000 in matching funds for our named executive officers in 2022.
Additional benefits received by our named executive officers include medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance. These benefits are provided on substantially the same basis as to all our full-time employees.
Historically, we have not provided perquisites or other personal benefits to our named executive officers. We do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.

As noted above, in March of 2022, the Compensation Committee approved a provision to our equity awards to those employees with a title of Vice President and above. This provision generally provides for continued vesting of equity awards after a specified event which is generally defined as the termination of service after attainment of age sixty with at least ten years of continuous service, provided that the employee has provided at least twelve months of advance notice of the retirement date for Executives, or six months of advance notice for Vice Presidents.
Post-Employment Compensation Arrangements
The employment agreements provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including termination of employment following a change in control of our Company (i.e. double trigger payment). We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize shareholder value, including in the event that there is a potential transaction that could involve a Change in Control of our Company. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each named executive officer and an analysis of competitive market data.
For a summary of the material terms and conditions of these severance and Change in Control arrangements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a Change in Control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2022. We have not agreed and are not otherwise obligated to provide any named executive officer with a “gross-up” or other reimbursement under these sections.
Accounting for Stock-Based Compensation
We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
The Compensation Committee of the Board of Directors
Paul Thomas (Chairman)
Alan Levine
Guido Neels

Summary Compensation Table
The following table sets forth the compensation for the fiscal years 2022, 2021 and 2020 for our named executive officers.

Name and Principal Position	Year	Salary($)(1)	Bonus	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total
Karen Zaderej (5)(10)	2022	673,992	—	2,125,120	1,420,989	161,998	16,193	4,398,292
President, CEO	2021	651,200	—	3,356,055	847,962	499,347	6,011	5,360,575
	2020	560,835	—	2,161,653	351,276	966,971	10,747	4,051,482
Peter Mariani (5)(10)	2022	457,259	—	1,121,596	461,794	60,438	14,801	2,115,888
Executive Vice President , CFO	2021	438,257	—	1,275,510	675,270	186,850	71,296	2,647,183
	2020	361,800	—	502,623	188,623	434,032	—	1,487,078
Michael Donovan (6)(10)	2022	349,194	—	510,450	159,132	42,022	14,802	1,075,600
Vice President of Operations	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Bradley Ottinger(7)(8)(10)	2022	389,534	—	573,779	192,122	46,792	13,592	1,215,819
General Counsel and Chief Compliance Officer	2021	—	—	—	—	—	—	—
	2020	332,550	25,000	442,260	318,920	150,244	35,852	1,304,826
Angelo Scopelianos, Ph.D.(10)	2022	406,850	—	554,017	181,826	48,878	85,184	1,267,797
Chief Research and	2021	394,659	—	591,753	376,380	151,422	67,913	1,582,127
Development Officer	2020	332,550	—	398,265	105,120	286,685	76,259	1,198,879
Eric Sandberg (5)(9)(10)(11)	2022	214,928	—	843,862	271,380	—	581,901	1,912,071
Former Chief Commercial	2021	364,000	—	740,214	260,145	153,400	11,600	1,529,359
Officer	2020	315,000	—	482,273	105,120	298,000	92,964	1,293,357
(1)Salary amounts for 2020 reflect amounts actually received by the NEOs after giving effect to the 20% reduction in base salaries that became effective on April 27, 2020, and expired on October 25, 2020, as a result of cost mitigation initiatives put in place by the Company during COVID-19.
(2)Stock award amounts are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 as of December 31, 2022. For information regarding assumptions underlying the valuation of such, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 14, 2023.
(3)Option award amounts are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 as of December 31, 2022. For information regarding assumptions underlying the valuation of such, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 14, 2023.
(4)Bonuses were earned in the respective year and paid in the following year after final Compensation Committee approval.
(5)     Stock options issued on March 16, 2022 to Ms Zaderej, Mr. Mariani and Mr. Sandberg were premium-priced with a exercise price 25% greater than the closing market price on the date of grant.
(6)    Mr. Donovan qualified as an NEO for 2022, however, he did not qualify as an NEO for either 2021 or 2020; therefore, no compensation information has been provided for those years.
(7)    Mr. Ottinger qualified as an NEO for 2022 and 2020, however, he did not qualify as an NEO for 2021; therefore, no compensation information has been provided for that year.
(8)    Upon his departure from the Company in March 2023, Mr. Ottinger forfeited all unvested shares.

(9)    Upon his departure from the Company in July 2022, Mr. Sandberg forfeited all unvested shares.
(10)    All other compensation, as summarized in the following table for 2022:

Name	401(k) Company Match ($)	Life Insurance Premiums ($)	Relocation and Related Tax Assistance ($)	Severance ($)	Total ($)
Karen. Zaderej	12,200	3,993	—	—	16,193
Peter Mariani	12,200	2,601	—	—	14,801
Michael Donovan	12,200	2,602	—	—	14,802
Bradley Ottinger	12,200	1,392	—	—	13,592
Angelo Scopelianos, Ph.D.	12,200	7,984	65,000	—	85,184
Eric Sandberg (11)	8,484	1,452	—	571,965	581,901
(11)    Severance includes the following: severance of $521,040, accrued vacation of $28,280 and cobra payments for 12 months of $22,645.

Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted to our named executive officers in 2022:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Karen Zaderej
PSU	3/16/2022	—	—	—	—	89,467	134,200	—	8.20	733,629
RSU	3/16/2022	—	—	—	—	—	—	169,694	8.20	1,391,491
Options (2)	3/16/2022	—	—	—	—	—	—	317,185	10.25	1,420,989
Non Equity Incentive Plan Award		—	673,992	1,347,984	—	—	—	—	—	—
Peter Mariani
PSU	3/16/2022	—	—	—	—	60,000	90,000	—	8.20	492,000
RSU	3/16/2022	—	—	—	—	—	—	76,780	8.20	629,596
Options (2)	3/16/2022	—	—	—	—	—	—	103,079	10.25	461,794
Non Equity Incentive Plan Award		—	251,492	502,984	—	—	—	—	—	—
Michael Donovan
PSU	3/16/2022	—	—	—	—	25,000	37,500	—	8.20	205,000
RSU	3/16/2022	—	—	—	—	—	—	37,250	8.20	305,450
Options	3/16/2022	—	—	—	—	—	—	34,745	8.20	159,132
Non Equity Incentive Plan Award		—	174,597	349,194	—	—	—	—	—	—
Bradley Ottinger (3)
PSU	3/16/2022	—	—	—	—	25,000	37,500	—	8.20	205,000
RSU	3/21/2022	—	—	—	—	—	—	44,973	8.20	368,779
Options	3/21/2022	—	—	—	—	—	—	41,948	8.20	192,122
Non Equity Incentive Plan Award		—	194,767	389,534	—	—	—	—	—	—
Angelo Scopelianos, Ph.D.
PSU	3/16/2022	—	—	—	—	25,000	37,500	—	8.20	205,000
RSU	3/16/2022	—	—	—	—	—	—	42,563	8.20	349,017
Options	3/16/2022	—	—	—	—	—	—	39,700	8.20	181,826
Non Equity Incentive Plan Award		—	203,425	406,850	—	—	—	—	—	—
Eric Sandberg(4)
PSU	3/16/2022	—	—	—	—	40,000	60,000		8.20	328,000
RSU	3/16/2022	—	—	—	—	—	—	62,910	8.20	515,862
Options (2)	3/16/2022	—	—	—	—	—	—	60,576	8.20	271,380
Non Equity Incentive Plan Award		—	183,820	367,640	—	—	—	—	—	—

(1)    The table below provides the Grant Fair Value of PSU awards at the Target Value and Maximum Value (in dollars):

Grant Date Fair Value of PSU
	Target Value ($)	Maximum Value ($)
Karen Zaderej	733,629	1,100,444
Peter Mariani	492,000	738,000
Michael Donovan	205,000	307,500
Bradley Ottinger	205,000	307,500
Angelo Scopelianos, Ph.D.	205,000	307,500
Eric Sandberg	328,000	820,000
(2)    Stock options issued on March 16 2022, to Ms Zaderej, Mr. Mariani and Mr. Sandberg were premium-priced with a exercise price 25% greater than the closing market price on the date of grant.
(3)    Upon his departure from the Company in March 2023, Mr. Ottinger forfeited all unvested shares.
(4)    Upon his departure from the Company in July 2022, Mr. Sandberg forfeited all unvested shares.

Outstanding Equity Awards at 2022 Fiscal Year End
The following tables summarize the equity awards granted to our named executive officers that remain outstanding as of December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Karen Zaderej
12/29/2016	157,125	—	8.95	12/29/2026	—	—	—	—
12/18/2017	75,000	—	27.00	12/28/2027	—	—	—	—
12/27/2018	59,700	—	19.17	12/27/2028	—	—	—	—
03/16/2020	50,125	30,075	8.61	3/16/2030	25,950	258,981	—	—
07/17/2020	—	—	—	—	—	—	20,033	199,929
03/16/2021	—	76,600	20.91	3/16/2031	50,000	499,000	110,500	1,102,790
3/16/2022(4)	—	317,185	10.25	3/16/2032	169,694	1,693,546	89,467	892,881
Peter Mariani
3/1/2016 (5)	125,636	—	5.04	3/01/2023	—	—	—	—
12/29/2016	110,000	—	8.95	12/29/2026	—	—	—	—
12/18/2017	45,000	—	27.00	12/18/2027	—	—	—	—
12/27/2018	41,800	—	19.17	12/27/2028	—	—	—	—
03/16/2020	26,875	16,125	8.61	3/16/2030	11,000	109,780	—	—
07/17/2020	—	—	—	—	—	—	3,366	33,593
03/16/2021	—	61,000	20.91	3/16/2031	30,500	304,390	30,500	304,390
3/16/2022(4)	—	103,079	10.25	3/16/2032	76,780	766,264	60,000	598,800
Michael Donovan
12/29/2016	25,000	—	8.95	12/29/2026	—	—	—	—
12/18/2017	9,000	—	27.00	12/18/2027	—	—	50,000	499,000
12/18/2018	18,500	—	19.17	12/27/2028	—	—	—	—
3/16/2020	15,000	9,000	8.61	3/16/2030	6,000	59,880	—	—
7/17/2020	—	—	—	—	—	—	2,333	23,283
3/16/2021	—	23,500	20.91	3/16/2031	11,800	117,764	11,800	117,764
3/16/2022	—	34,745	8.20	3/16/2032	37,250	371,755	25,000	249,500
Bradley Ottinger (6)
06/01/2020	41,875	25,125	9.72	6/01/2030	15,500	154,690	—	—
07/17/2020	—	—	—	—	—	—	—	—
03/16/2021	—	23,500	20.91	3/16/2031	16,927	168,931	11,800	117,764
03/16/2022	—	41,948	8.20	3/16/2032	44,973	448,831	25,000	249,500
Angelo Scopelianos, Ph.D.
09/04/2018	40,000	—	45.00	9/04/2028	—	—	—	—
12/27/2018	32,900	—	19.17	12/27/2028	—	—	11,681	116,576
03/16/2020	15,000	9,000	8.61	3/16/2030	11,000	109,780	—	—
07/17/2020	—	—	—	—	—	—	2,333	23,283
03/16/2021	—	34,000	20.91	3/16/2031	16,500	164,670	11,800	110,566
03/16/2022	—	39,700	8.20	3/16/2022	42,563	424,779	25,000	249,500
Eric Sandberg (7)

(1)Stock options are fully vested four years from the option grant dated based upon a vesting schedule whereby 50% of the aggregate shares vest on the second anniversary of the option grant date with an additional 12.5% of aggregate shares vesting every six months thereafter. Prior to 2017, the options granted were based upon a vesting schedule whereby 25% of the aggregate shares vested on the first anniversary of the option grant date with an additional 12.5% of aggregate shares vested every six months thereafter.
(2)Unvested shares and units are comprised of (i) PSUs granted in 2017, 2020, 2021 and 2022, (ii) RSUs granted in 2017, 2018, February 2020, June 2020, March 2021 and March 2022 and (iii) the 2018 BLA PSU Agreements. The vesting terms for each type of award are described below:
a.PSUs - Each PSU represents the Company’s commitment to issue one share of common stock at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the respective plan and award agreement. All shares are subject to satisfaction of certain performance criteria. Upon certification of the Compensation Committee that the performance criteria is achieved, one-third of the shares are immediately vested with the shares vesting in equal annual installments each year thereafter, provided that the particular officer has been continuously employed through each vesting date as to the particular number of shares vesting. In the event of a “Change in Control” (as defined in the respective award agreement), all or a portion of the PSUs shall accelerate.
b.RSUs - Each RSU represents the Company’s commitment to issue one share of common stock at a future date, subject to certain eligibility, vesting and other conditions set forth in the respective plan and award agreement. All shares of Axogen common stock underlying the RSUs will be fully vested on the fourth anniversary of the grant date, based upon a vesting schedule whereby 50% of the aggregate shares vest on second anniversary of the grant date and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the RSUs shall accelerate and become fully vested.
c.2018 BLA PSU Agreements - Each 2018 BLA PSU represents the Company’s commitment to issue one share of common stock at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 stock incentive plan and 2018 BLA PSU Agreements. Dr. Scopelianos was the only named executive officer to receive the BLA PSUs.
(3)The market value of unvested shares and units is based on the closing price of our common stock on the last day of fiscal year 2022, which was $9.98 and, with respect to PSUs, assumes target performance.
(4)Stock options issued on March 16 2022 to Ms Zaderej, Mr. Mariani and Mr. Sandberg were premium-priced with a exercise price 25% greater than the closing market price on the date of grant.
(5)Mr. Mariani exercised his March 1, 2016 stock options during the period of January 2023 through February 2023.
(6)Upon his departure from the Company in March 2023, Mr. Ottinger forfeited all of his unvested shares.
(7)As of December 31, 2022, there were no equity awards outstanding for Mr.Sandberg, due to his departure from the Company in July 2022, Mr. Sandberg forfeited all unvested shares.
Option Exercises and Stock Vested
The following provides information regarding the exercise of stock options by our named executive officers and vesting of stock awards held by our named executive officers, during 2022.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Karen Zaderej	26,746	150,313	66,404	566,385
Peter Mariani	19,364	114,054	20,492	174,283
Michael Donovan	15,000	30,750	10,396	88,309
Bradley Ottinger	—	—	18,063	165,012
Angelo Scopelianos, Ph.D.	—	—	16,046	134,827
Eric Sandberg	12,000	33,839	12,939	109,302
(1)Based upon the closing price as reported by Nasdaq of our Common Stock at the exercise date or vesting date, as applicable.

Potential Payments Upon Termination or Change in Control
In this section, we described payments that may be made to our named executive officers upon several events of termination, including termination in connection with a Change in Control.
Employment Agreements
Axogen Corporation, a wholly-owned subsidiary of the Company is a party to employment agreements with each of (i) Karen Zaderej, effective October 15, 2007, as amended September 29, 2011 and as further amended and restated on November 1, 2020; (ii) Peter Mariani, effective February 25, 2016, as amended and restated on November 1, 2020; (iii) Michael Donovan, effective January 13, 2011, as amended and restated on November 1, 2020; (iv) Bradley Ottinger effective June 1, 2020 as amended and restated on November 1, 2020; (v) Angelo Scopelianos, effective September 4, 2018, as amended and restated on November 20, 2020 and as further amended and restated on January 4, 2021 and (vi) Eric Sandberg.effective January 22, 2019, as amended and restated on November 1, 2020.
Axogen Corporation employs Ms. Zaderej on an "at will" basis. In the event that termination occurs without "Substantial Cause" (as defined below) upon or within 365 days following a "Change in Control" (as defined below) (or 90 days preceding a Change in Control), or for "Good Reason" (as defined below) following a Change in Control, Ms. Zaderej will receive: (a) a separation payment of 24 months of base salary paid in a lump sum within 60 days; (b) an amount equal to 200% of any bonuses or commissions paid to Ms. Zaderej during the twelve months prior to her termination of employment; (c) payment of premiums for Ms. Zaderej and her covered dependents’ COBRA for the first eighteen months of the COBRA continuation period; and (d) the full acceleration of the vesting of all of Ms. Zaderej’s equity awards.
In the event that termination occurs in the absence of a Change in Control, Ms. Zaderej will receive (a) a separation payment of twelve months base salary paid in a lump sum within 60 days; (b) an amount equal to 100% of any bonuses or commissions paid to Ms. Zaderej during the year prior to her termination of employment; and (c) payment of premiums for Ms. Zaderej and her covered dependents’ COBRA for the first twelve months of the COBRA continuation period.
Under their respective employment agreements, each of Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos is employed by Axogen Corporation on an “at will” basis.
In the event Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos are terminated without Substantial Cause upon or within 365 days following a Change in Control (or 90 days preceding a Change in Control), or for Good Reason following a Change in Control, each is entitled to: (a) a separation payment of eighteen months of base salary paid in a lump sum within 60 days; (b) an amount equal to 150% of any bonuses or commissions paid during the year prior to termination of employment; and (c) payment of premiums for themselves and their covered dependents’ COBRA for the first eighteen months of the COBRA continuation period.
In the event Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos are terminated in the absence of a Change in Control, each will receive, among other things, (a) a separation payment of twelve months base salary paid in a lump sum within 60 days; (b) an amount equal to 100% of any bonuses or commissions paid during the year prior to termination of employment and (c) a payment of premiums for themselves and their covered dependents’ COBRA for the first twelve months of the COBRA continuation period.
Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos are also entitled to have the Company pay the premiums for their COBRA (i) for the first twelve months of the COBRA continuation period, or (ii) until such time as they obtain new employment that provides reasonable and comparable healthcare coverage (including without limitation, coverage of dependents), whichever period is shorter.

For purposes of each of Ms.Zaderej, Messrs. Mariani Donovan, Ottinger, Sandberg and Dr. Scopelianos employment agreements, “Change in Control” means the occurrence of any of the following events:
•any person who holds less than 20% of the combined voting power of the securities of Axogen Corporation or Axogen, becomes the beneficial owner, directly or indirectly, of securities of Axogen Corporation or Axogen, representing 50% or more of the combined voting power of the securities of Axogen Corporation or Axogen then outstanding;
•during any period of 24 consecutive months, individuals who at the beginning of such period constitute all members of the Board of Directors cease, for any reason, to constitute at least a majority of our Board of Directors, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or was approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period;
•Axogen Corporation or Axogen consolidates or merges with another company and Axogen Corporation or Axogen is not the continuing or surviving corporation; provided, however, that any consolidation or merger whereby Axogen continues as the majority holder of Axogen Corporation securities or a merger or consolidation of Axogen Corporation and Axogen will not constitute a Change in Control;
•shares of Axogen Corporation’s or Axogen’s common stock are converted into cash, securities, or other property (other than by a merger set forth above) in which the holders of the Axogen Corporation’s or Axogen’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger;
•Axogen Corporation or Axogen sells, leases, exchanges, or otherwise transfers all or substantially all of its assets (in one transaction or in a series of related transactions); or
•the holders of Axogen’s common stock approve a plan or proposal for the liquidation or dissolution of Axogen Corporation or Axogen.
The employment agreements of Ms.Zaderej, Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos do not provide for Section 280G gross up payments.
For purposes of Ms. Zaderej, Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos employment agreements, “Substantial Cause” means:
•Commission of any act of fraud, theft, or embezzlement;
•material breach of the employment agreement, provided that Axogen Corporation shall have first delivered to the executive officer written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that the executive officer shall have failed to cure or substantially mitigate such breach within ten days after receiving such written notice;
•material failure to adhere to Axogen Corporation’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time;
•the failure to meet reasonable performance standards as determined by Axogen Corporation; or
•commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor.
For purposes of Ms. Zaderej and Messrs. Mariani, Donovan, Ottinger, Sandberg and Dr. Scopelianos employment agreements, “Good Reason” means the occurrence of any one or more of the following:
•the assignment of any duties inconsistent in any respect with such executive officer’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to a Change in Control or any other action by Axogen that results in a material diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by Axogen after receipt of notice thereof given by the executive officer;
•a material reduction by Axogen Corporation in the person’s base salary absent Substantial Cause; or

•the executive is required to perform a substantial portion of their duties at a facility that is more than 50 miles from the facility for which the executive performed a substantial portion of his or her duties immediately prior to the Change in Control.

2022 Potential Payments Upon Termination or Change in Control
In connection with a termination of employment, including if there is a termination in connection with a Change in Control of the Company, our named executive officers would be eligible to receive certain payments, benefits and treatment of the various forms of equity that such named executive officer holds (provided, in some cases, that certain conditions are met).
The amounts that the named executive officers would receive are set forth below based on the termination scenarios discussed above.
In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or Change in Control occurred on December 31, 2022, and that the value of a share of common stock on that day was $9.88, the closing price on Nasdaq on December 31, 2022, the last trading day of 2022.
Contractual provisions relating to cash severance are set forth above under “Employment Agreements.” With respect to the treatment of outstanding equity awards upon a termination or Change in Control, the treatment is as follows. For terminations not in connection with a Change in Control, unvested stock options, restricted stock units and performance stock units do not accelerate and are forfeited. Upon a Change in Control, unless assumed, continued or substituted (and in the case of stock options issued under our 2010 stock incentive plan, in the event that within twelve months following the Change in Control, the employee is terminated without Substantial Cause or leaves the Company for Good Reason), stock options shall automatically accelerate and, become fully exercisable. Upon a Change in Control (unless it was issued under our 2019 stock incentive plan and was assumed, continued or substituted), restricted stock units become fully-vested and nonforfeitable upon the Change in Control; and performance stock units (unless it was issued under our 2019 stock incentive plan and was assumed, continued or substituted), prior to the end of the applicable performance period, become fully vested upon a Change in Control based on the greater of: (i) target performance or (ii) the expected performance as determined by the Compensation Committee. Amounts shown in the tables below for performance stock units are based on target performance. All performance stock units earned but not vested will vest immediately prior to the consummation of the Change in Control. Amounts shown under stock options, restricted stock units and performance stock units reflect the value based upon the December 31, 2022, stock price of $9.88 for the option, restricted stock unit or performance stock unit as to which vesting will be accelerated upon the occurrence of the Change in Control or termination event.
Separation Agreement Eric Sandberg
The Company and Eric Sandberg entered into a separation agreement July 2023, that provided for the following:
•a separation payment of twelve months base salary paid in a lump sum within 60 days;
•an amount equal to 100% of any bonuses or commissions paid during the year prior to termination of employment; and
•a payment of premiums for themselves and their covered dependents’ COBRA for the (i) first twelve months of the COBRA continuation period or (ii) until such time as they obtain new employment that provides reasonable and comparable healthcare coverage (including without limitation, coverage of dependents), whichever period is shorter.
•benefits under the separation are intended to fall within the separation pay exception to Internal Revenue Code Section 409A.
See Eric Sandberg table below for additional information,

•

Karen Zaderej
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)(1)
Severance	1,173,339	2,346,678	—	—
Health and Welfare Benefits	20,371	30,557	—	—
Stock Options	—	41,203	—	—
Restricted Stock Units	—	2,451,527	—	1,693,546
Performance Stock Units	—	2,195,600	2,195,600	892,881
TOTAL	1,193,710	7,065,565	2,195,600	2,586,427
(1)    Amounts included in this column are due to a provision in our equity award agreements approved in March of 2022.

Peter Mariani
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control($)	Termination ($)	Retirement ($)
Severance	644,109	966,163	—	—
Health and Welfare Benefits	28,808	42,012	—	—
Stock Options	—	22,091	—	—
Restricted Stock Units	—	1,180,434	—	—
Performance Stock Units	—	936,783	936,783	—
TOTAL	672,917	3,147,483	936,783	—

Michael Donovan
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	478,308	597,885	—	—
Health and Welfare Benefits	20,371	25,464	—	—
Stock Options	—	74,176	—	—
Restricted Stock Units	—	549,399	—	—
Performance Stock Units	—	889,547	889,547	—
TOTAL	498,679	2,136,471	889,547	—

Bradley Ottinger
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	533,698	800,547	—	—
Health and Welfare Benefits	16,664	24,996	—	—
Stock Options	—	81,200	—	—
Restricted Stock Units	—	772,452	—	—
Performance Stock Units	—	367,264	367,264	—
TOTAL	550,362	2,046,459	367,264	—

Angelo Scopelianos, Ph.D.
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance	558,272	837,408	—	—
Health and Welfare Benefits	—	—	—	—
Stock Options	—	82,996	—	—
Restricted Stock Units	—	699,229	—	—
Performance Stock Units	—	507,124	507,124	—
TOTAL	558,272	2,126,757	507,124	—

Eric Sandberg (1)
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without	Upon
Payment Type	Control ($)	Control ($)	Termination ($)	Retirement ($)
Severance(2)	549,320	—	—	—
Health and Welfare Benefits	22,645	—	—	—
Stock Options	—	—	—	—
Restricted Stock Units	—	—	—	—
Performance Stock Units	—	—	—	—
TOTAL	571,965	—	—	—
(1)    Mr. Sandberg departed from his position as Chief Commercial Officer in July 2022
(2)    Severance included accrued vacation pay of $28,280.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for fiscal year 2022 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2022, the annual total compensation for the median employee of the Company (other than our CEO) was $177,524 and the annual total compensation of our CEO was $4,398,292. Based on this information, for fiscal year 2022, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 25:1.
We identified our median employee from among our employees as of December 31, 2022, the last day of our fiscal year. We did not use the same median employee used in our disclosure for the fiscal year ended December 31, 2021, due to a change in the make-up of our employees as a whole. We felt it to be a more accurate representation and better metric for purposes of this disclosure to use a new median employee, identified based on estimated annual base pay, incentive compensation and grant date fair value of equity granted to each of our employees as of December 31, 2022. We then calculated the elements of the identified median employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x)of Regulation S-K, resulting in annual total compensation in the amount of $177,524. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Ms. Zaderej in the “Total” column for 2022 in the Summary Compensation Table. We did not make any cost-of-living adjustments in identifying the median employee. Compensation amounts were determined from our human resources and payroll systems of record.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following disclosure (the “Pay Versus Performance Disclosure”) describes the relationship between executive compensation and the Company’s performance with respect to select financial measures. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For a complete description regarding the Company’s compensation program, please see “Compensation Discussion and Analysis.”

	Summary Compensation Table Total ($ in thousands)		Compensation Actually Paid Total (in thousands)		Value of Initial Fixed $100 Investment Based on: (4)		Net Loss (in thousands) ($)	Revenue Growth (%)(5)
Year	PEO ($)(1)	Average of Non-PEO NEO's ($)(1)	PEO($) (1)(2)(3)	Average of Non-PEO NEO's ($) (1)(2)(3)	TSR ($)	Peer Group TSR ($)
2022	4,398	1,517	5,382	1,428	55.8	113.7	(28.9)	12.5%
2021	5,361	1,821	289	386	52.4	126.5	(27.0)	15.4%
2020	4,051	1,321	3,178	1,502	100.1	126.4	(23.8)	6.2%
(1)     The Company's Principal Executive Officer ("PEO") for each of the years presented was Karen Zaderej. The Non-PEO NEO's for each of the years presented are as follows:

2020	2021	2022
Peter Mariani	Peter Mariani	Peter Mariani
Bradly Ottinger	Maria Martinez	Bradly Ottinger
Angelo Scopelianos Ph.D.	Angelo Scopelianos Ph.D.	Angelo Scopelianos Ph.D.
Eric Sandberg	Eric Sandberg	Michael Donovan
Eric Sandberg
(2)    The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s PEO and NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in Note (3) below.
(3)    Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards and Options Awards columns set forth in the Summary Compensation Table.

Year	NEO(s)	Summary Compensation Table Total (in thousands) ($)	Exclusion of Stock Awards and Option Awards ($)	Inclusion of Equity Values ($) (a)	Compensation Actually paid (in thousands) ($)

2022	PEO	4,398	$(3,546)	4,530	5,382
	Average of Non-PEO NEOs	1,517	(974)	884	1,428
2021	PEO	5,361	(4,204)	(868)	289
	Average of Non-PEO NEOs	1,821	(1,237)	(199)	386
2020	PEO	4,051	(2,513)	1,639	3,178
	Average of Non-PEO NEOs	1,321	(636)	817	1,502

(a)    The amounts in the Inclusion of Equity Values column are calculated from the following tables:

Year	NEO(s)	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of the Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Awards ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During the Year($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year of Non-PEO NEOs ($)	Total - Inclusion of Equity Awards ($)

2022	PEO	4,477	121	(68)	—	4,530
	Average of Non-PEO NEOs	941	39	(15)	(81)	884
2021	PEO	778	(1,625)	(21)	—	(868)
	Average of Non-PEO NEOs	339	(528)	(10)	—	(199)
2020	PEO	3,083	(1,086)	(359)	—	1,639
	Average of Non-PEO NEOs	1,004	(83)	(104)	—	817
(4)    The Peer Group TSR set forth in this table uses the NASDAQ Biotechnology Index, which we use in the stock performance graph required by Item 201(e) of the Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future performance.
(5)    We determined Adjusted Revenue Growth as a percentage to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEO's in 2022 and 2021. We define Adjusted Revenue Growth for these purposes as the annual growth of our total revenues excluding revenues from our Avive product, the market availability of which we voluntarily suspended in June 2021. Revenue Growth was determined to be the most important financial measure in 2020, prior to the voluntary suspension of Avive. We may determine a different financial performance measure to be the most important financial performance measure in future years.
Description of Relationship Between Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between Compensation Actually Paid and Adjusted Revenue Growth
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Revenue Growth during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the NASDAQ Biotechnology Index over the same period.
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2022 to Company performance. The Company only had one such measure.

2022 Most Important Performance Measures
•Adjusted revenue growth

DIRECTOR COMPENSATION
Our Compensation Committee reviews and makes recommendations to our Board of Directors regarding compensation to be paid to our non-employee directors. For the fiscal year 2022, each non-employee director received a quarterly cash retainer payment of $10,000, with the Lead Director receiving an additional quarterly cash retainer payment of $6,875 for services to the Company, which cash payment is paid in advance each quarter. The quarterly non-Chairman committee member retainers are $2,500 for the Audit Committee, $1,875 for the Compensation Committee, $1,250 for the Governance, Nominating and Sustainability Committee and $1,250 for the Quality, Compliance and Portfolio Committee. The Chairman of the Audit Committee receives a quarterly retainer of $5,000, the Chairman of the Compensation Committee a quarterly retainer of $3,750, the Chairman of the Governance, Nominating and Sustainability Committee a quarterly retainer of $2,500 and the Chairman of the Quality, Compliance and Portfolio Committee received a quarterly retainer of $2,500. Newly elected directors receive a non-qualified stock option grant to purchase shares of the Company’s common stock with an equity value of approximately $275,000 to be issued at an exercise price equal to the fair market value of our shares of common stock on the date of grant, which option shall vest in three equal annual installments. Each calendar year on the day after election or re-election, all non-employee directors will receive an annual equity grant valued at $120,000 to be issued at an exercise price equal to the fair market value of our shares of common stock on the date of the grant, which equity shall be issued as to one half of the value as non-qualified stock option grant and the remaining half of the value as restricted stock units, which options and restricted stock units will vest one year from the anniversary of the date of the grant. Such stock options are for a term of ten years.
On December 12, 2022, our Compensation Committee approved the following increases to our directors compensation upon guidance from our independent compensation consultant, Aon: (i) $10,000 for the annual cash retainer for each Board member; (ii) $12,500 for the lead director; and (iii) $30,000 for each director's annual equity grant.
We also reimburse our directors for travel related expenses.
The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2022. Ms. Zaderej is a named executive officer who does not receive additional compensation for her service as a director, and therefore is not included in the table below.

	Fees Earned	Stock		All Other
	or Paid in	Awards	Option	Compensation
Name	Cash ($)	($)(1)	Awards($)(1)	($)(7)	Total ($)
Amy Wendell	85,000	60,004	60,000	—	206,004
William Burke (2)	28,333	—	274,999	—	303,332
Gregory Freitag	45,000	60,004	60,000	—	165,004
Guido Neels (3)	58,819	60,004	60,000	—	180,698
Alan Levine	55,625	60,004	60,000	—	175,629
Paul Thomas	56,042	60,004	60,000	—	176,046
John Johnson	61,806	60,004	60,000	—	181,810
Joseph Tyndall MD, MPH, FACEP (4)	2,201	—	274,999	14,429	291,629
Mark Gold, MD (5)	51,528	60,004	60,000	—	172,782
Quentin Blackford(6)	16,877	—	—	—	19,377
1.The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 as of December 31, 2022. For information regarding assumptions underlying the valuation of equity awards, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 14, 2023.

2.Mr. Burke was appointed to the Board effective as of July 11, 2022.
3.Mr. Neels is a managing partner of Essex Woodlands Management ("EW") and is EW’s director nominee pursuant to the Stock Purchase Agreement, dated March 26, 2015, between the Company and EW. Cash fees earned by Mr. Neels as a director were paid to Essex through March 31, 2022, while equity awards are retained by Mr. Neels.
4.Dr.Tyndall was appointed to the Board effective as of December 13, 2022.
5.Dr. Gold retired from the Board effective as of December 13, 2022.
6.Mr. Blackford resigned from the Board effective as of March 30, 2022.
7.All other compensation includes amounts paid to the director for non-director services.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board of Directors is currently composed of the following directors: William Burke, Alan Levine and Amy Wendell, all of whom qualify as an “audit committee financial expert” under the definition promulgated by the SEC. Mr. Burke currently serves as the Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors. The Audit Committee recommends to our Board of Directors, and submits for shareholder ratification, on the non-binding advisory basis, the appointment of our independent registered public accounting firm.
Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP is responsible for conducting an audit of our consolidated financial statements and internal controls in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the consolidated financial statements and internal controls in accordance with GAAP. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee reports as follows:
1.    Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent auditors.
2.    The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission.
3.    The Audit Committee has received written disclosure and a letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding the independent accountant’s independence and the Audit Committee concerning independence. The Audit Committee also considered whether non-audit services provided by the independent accountant during the last fiscal year were compatible with maintaining the independent accountant’s independence.
Based upon the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

Members of the Audit Committee of the Board of Directors:

William Burke, Chairman
Alan Levine
Amy Wendell

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors, based upon the recommendation of our Audit Committee, has appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine our financial statements and internal controls for the current fiscal year ending December 31, 2023, and to perform other appropriate accounting services. Deloitte & Touche LLP has no relationship with us other than that arising from their employment as our independent registered public accounting firm.
Independent Registered Public Accounting Firm
Fees
Deloitte & Touche LLP provided audit services to us and has served as our independent registered public accounting firm since March 2018. Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are provided in the table below. Our Audit Committee has approved, pursuant to its pre-approval policies described below, all of the services listed below.

	Deloitte & Touche LLP
	2022	2021
Audit Fees (1)	$723,584	$529,434
Audit-Related Fees (2)	—	15,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$723,584	$544,434
(1)Audit Fees consists of fees billed for professional services rendered and expenses incurred relating to the audit of our financial statements and internal control over financial reporting and the review of our interim financial statements.
(2)Audit-Related Fees consist of fees billed for the work performed in connection with our registration statements.
Our Audit Committee reviews and pre-approves the performance of all audit and non-audit accounting services to be performed by our independent registered accounting firm, other than with respect to de minimis exceptions permitted under applicable rules and regulations. All audit and audit-related services provided by Deloitte & Touche LLP during 2022 and 2021 were pre-approved by our Audit Committee.

Information Regarding Independent Registered Public Accounting Firm
The shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. This Proposal 2 is a non-binding proposal, and although ratification is not required by law or our Amended and Restated Bylaws, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023, for ratification as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, which is often referred to as a “say-on-pay” proposal, is required pursuant to Section 14A of the Securities Exchange Act and by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually based on the recommendation of our shareholders at the 2020 annual meeting.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the tabular and narrative disclosures regarding executive compensation set forth in this proxy statement, our executive compensation program contains elements of cash and equity-based compensation. In response to the results of last year's "say-on-pay" proposal, we conducted shareholder engagement and outreach to ensure that our program is aligned with the interests of our shareholders; the results of our shareholder engagement is described in the Shareholder Engagement section of this proxy statement. We believe our program is designed to align the interests of our named executive officers with those of our shareholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.
Our Board of Directors is asking our shareholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2023 Annual Meeting pursuant to the rules of the SEC, including the compensation tables and any other related disclosure, is hereby APPROVED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL 4 - APPROVAL OF THE AXOGEN, INC. THIRD AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

The Axogen, Inc. 2019 Long-Term Incentive Plan was adopted by our Board of Directors on May 20, 2019, and approved by the Axogen shareholders on August 14, 2019, and an amendment and restatement of the Axogen Inc. 2019 Long-Term Incentive Plan was adopted by our Board of Directors on March 8, 2021, and approved by the Axogen shareholders on May 10, 2021, a second amendment and restatement of the Axogen Inc. 2019 Long-Term Incentive Plan was adopted by the Board of Directors on March 30, 2022, and approved by our shareholders on May 25, 2022 ( the "2019 Plan").
On June 14, 2023, our Board of Directors unanimously approved a third amendment and restatement of the 2019 Plan (the “ A&R 2019 Plan”) to increase the maximum number of shares of common stock that may be issued under the 2019 Plan from 8,000,000 to 10,500,000. Based upon recent historical data the 2,500,000 increase would represent approximately one year of grants under the A&R 2019 Plan. There are no other material differences between the 2019 Plan and the A&R 2019 Plan. Our Board of Directors approved the increase in the number of shares reserved and available for issuance under the 2019 Plan, subject to shareholder approval and, accordingly, our Board of Directors directed that the A&R 2019 Plan be submitted to our shareholders for approval at the Meeting.
Current Plan Status
The 2019 Plan currently authorizes 8,000,000 shares as the maximum aggregate number of shares that may be issued to employees, non-employee directors, and consultants of Axogen and its subsidiaries who are participating in the 2019 Plan. If the shareholders do not approve the A&R 2019 Plan at the Meeting, the proposed share increase to 10,500,000 in the maximum aggregate number of shares of common stock that may be issued under the 2019 Plan will not occur.
Factors Regarding our Equity Usage and Needs under the A&R 2019 Plan
•Equity is Essential to Talent Acquisition & Retention: A significant focus of our strategic priorities is on investing in our people and strengthening our employee value proposition to help us drive better outcomes for our customers, which will in turn help us create value for shareholders. Equity-based compensation is a critical component of our ability to both attract and retain talent in a very competitive industry. Our employees have been critical to our success in delivering continue revenue growth. Axogen’s revenue growth has exceeded 9% on an annualized basis over the last three years and we expect more growth on the horizon. In addition to continued efforts to grow the number of core accounts we serve through our existing product lineup, our ongoing research efforts continue to make strides in improving patient outcomes. With a $2.7 billion addressable market, there are significant opportunities for growth. Our Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants is important to our success. Our ability to provide employees with market-competitive levels of pay to attract and retain the talent needed to execute the Company’s short- and long-term business strategies would be hampered without our continued ability to make grants under the A&R 2019 Plan. In addition, our Board of Directors believes that our interests and the interests of our shareholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us. Our Board of Directors believes that the current number of shares that may be issued under the 2019 Plan is not sufficient in light of our compensation structure and strategy. We expect that because of new hiring, the issuance of grants in March 2023, and other compensation needs prior to the Meeting, there will not be sufficient shares left for anticipated grants in 2024 under the 2019 Plan. The Board of Directors believes that additional shares are necessary to meet our anticipated equity compensation needs for 2024. However, a change in business conditions, our strategy, the growth of our businesses, organically and by acquisitions, or equity market performance, could alter this projection.
•Estimated Equity Usage and Share Pool Duration: Our estimate is based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time and our historical forfeiture rates. In determining the amount of the increase contemplated by the proposed amendment to the 2019 Plan, the Board of Directors has taken into consideration the fact that, as of March 31, 2023, there were 42,809,994 shares of our common stock outstanding, If the shareholders approve the A&R 2019 Plan, the number of shares available for issuance under the 2019 Plan would increase by 2,500,000 to 10,500,000 shares. The requested increase represents approximately 6% of the outstanding shares of common stock and the total number of shares available for issuance under the A&R 2019 Plan would represent approximately 7.2% of our common stock.

Historic Use of Equity and Outstanding Awards

Our Compensation Committee takes a thoughtful approach to managing dilution and burn rate usage, by taking into account industry peer usage and market competitiveness levels in approving equity grants throughout the Company as part of our broader human capital management strategy.

Burn Rate

Our historical burn rates have been 7.54% in 2022, 3.77% in 2021, 4.18% in 2020 and 1.43% in 2019, calculated by dividing the number of shares issuable pursuant to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period. The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts are in the future. Without additional shares, we would be at a competitive disadvantage in seeking to retain and to recruit officers and other key employees and directors on whose efforts and skills our future success will depend.

Overhang

As of June 1, 2023, we had 4,550,151 outstanding stock options with a weighted average exercise price of $13.15 and a weighted average remaining term of 2.89 years and full value awards outstanding consisting of 4,125,113 restricted stock awards, restricted stock units and performance stock units. As of June 1, 2023, 765,960 shares remain available for issuance out of the maximum of 8,000,000 shares currently authorized for issuance under the 2019 Plan.

Shareholder approval is being sought to meet the NASDAQ listing requirements applicable to equity plans. The proposed A&R 2019 Plan is attached as Appendix A to this Proxy Statement. The material terms of the A&R 2019 Plan are summarized below. This summary is not intended to be a complete description of the A&R 2019 Plan and is qualified in its entirety by reference to the full text of the A&R 2019 Plan.

Material Features of the A&R 2019 Plan

Administration

Our Compensation Committee of our Board of Directors is the administrator of the A&R 2019 Plan administers and has plenary authority to grant awards pursuant to the terms of the A&R 2019 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the A&R 2019 Plan.

The Compensation Committee or Board of Directors may delegate to other officers and employees, limited authority to perform administrative actions under the A&R 2019 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. This delegation of authority, however, may not extend to the exercise of discretion with respect to awards to participants who are “covered employees” within the meaning of Section 16 of the Securities Exchange Act. With respect to any award to which Section 16 of the Securities Exchange Act applies, the administrator shall consist of either our Board of Directors or the Compensation Committee, which committee shall consist of two or more directors, each of whom is intended to be a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act and an “independent director” to the extent required by the NASDAQ Stock Market. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Securities Exchange Act.

In February 2023, the Compensation Committee adopted a resolution delegating to each of the Company’s CEO, CFO, and General Counsel, the authority to grant awards to, and exercise discretion with respect to, individuals who are not Eligible Individuals that are officers under Section 16 of the Exchange Act (as defined in the 2019 Plan) pursuant to the terms of the forms of agreements under the 2019 Plan, with no further action by the Compensation Committee.

Eligible Participants

Any non-employee directors, officers and employees of, and other individuals providing services to Axogen or any of its affiliates, and who is approved by the Compensation Committee, is eligible to receive an award under the A&R 2019 Plan. As of June 1, 2023, approximately 411 employees and 8 non-employee directors are eligible to receive grants under the A&R 2019 Plan.

Shares Available For Awards

The aggregate number of shares of Axogen common stock that may be issued under all stock-based awards made under the A&R 2019 Plan currently is 8,000,000 shares. If this Proposal 4 is approved by the Axogen shareholders, the total number of shares authorized for issuance under the A&R 2019 Plan will be 10,500,000 shares. The A&R 2019 Plan includes the following limits:

•no person may be granted any share-based award including stock options or stock appreciation rights denominated in shares which in the aggregate are for more than 1,000,000 shares in any taxable year; and
•no person may be granted cash-based performance units greater than $1,000,000 in any taxable year.

The Compensation Committee will adjust the number of shares and share limits described above in the event of merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the A&R 2019 Plan.

Types of Awards and Terms and Conditions

The A&R 2019 Plan permits grants of:
•stock options (including both incentive and nonqualified stock options);
•stock appreciation rights (“SARs”);
•restricted stock and restricted stock units;
•dividend equivalents;
•performance shares and cash-based performance units;
•stock awards; and
•other stock-based and cash awards.

Stock options and stock appreciation rights must have an exercise price equal to or above the fair market value of our shares of common stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. The term of awards may not be longer than ten years from the date of grant. The Compensation Committee will adjust the number of shares and share limits described above in the event of merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the A&R 2019 Plan.

Stock Options. The holder of an option will be entitled to purchase a number of shares of Axogen common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options. The Compensation Committee may establish sub-plans under the A&R 2019 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the United States. As of June 1, 2023, the fair market value of a share of Axogen common stock was $8.64 as reported on the Nasdaq Capital Market.

Stock Appreciation Rights. The holder of a SAR is entitled to receive an amount in cash, shares of our common stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own actual shares of our common stock that are issued to the participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the Compensation Committee, the participant will generally have all of the rights of a shareholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time or subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable service condition or performance goal related to such shares of restricted stock has been satisfied. An award of restricted stock units represents a contractual obligation of the Company to deliver a number of shares of our common stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of our common stock are issued to the participant in settlement of stock units, the participant will not have any rights of a shareholder of the Company with respect to the stock units or the shares issuable pursuant to the stock units. Vesting of restricted stock units may be made subject to performance goals, the continued service of the participant or both. The Compensation Committee may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal or time-based vesting condition related to the restricted stock units has been satisfied.

Performance Awards. An award of performance shares, as that term is used in the A&R 2019 Plan, refers to shares of our common stock or stock units that are expressed in terms of our common stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the A&R 2019 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the Compensation Committee, other than our common stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of our common stock or a combination of both, or will reserve to the Compensation Committee or the participant the right to make that determination prior to or at the payment or settlement date.

The Compensation Committee will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Compensation Committee in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the Compensation Committee so permits, that meets the requirements of Section 409A of the Code.

Other Stock-Based Awards. The Compensation Committee may from time to time grant to eligible individuals awards in the form of other stock-based or cash awards on such terms and conditions as the Compensation Committee may determine, including, without limitation, cash awards in connection with any short-term or long-term cash incentive program established by the Company or an affiliate. Other stock-based or cash awards in the form of dividend equivalents may be settled in cash or common stock as determined by the Compensation Committee; provided, however, that dividend equivalents payable on other stock-based or cash awards will be accrued and made subject to forfeiture at least until achievement of the applicable service condition or performance goal related to such other stock-based or cash awards. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the Compensation Committee may establish.

Accounting for Awards

When the 2019 Plan first became effective, 3,000,000 shares of our common stock plus those shares that were available under the Axogen, Inc. 2010 Stock Incentive Plan (Amended and Restated as of April 5, 2017) (the “Prior Plan”) immediately prior to the effective date of the 2019 Plan plus future forfeitures from the Prior Plan were issuable pursuant to awards to be granted under the 2019 Plan (the “Share Pool”). No further awards were granted under the Prior Plan once the 2019 Plan became effective.

The Share Pool will be reduced by one share for each share of our common stock made subject to an award granted under the A&R 2019 Plan. The Share Pool will be increased by the number of unissued shares of our common stock underlying or used as a reference measure for any award or portion of an award granted under the 2019 A&R Plan or the Prior Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares. The Share Pool will be increased by the number of shares of our common stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under the 2019 Plan or the Prior Plan. The Share Pool will not be increased, however, by (i) shares of common stock used as a reference measure for any award that are not issued upon settlement of such award due to a net settlement or (ii) the number of shares of our common stock withheld by or surrendered (either actually or through attestation) to us in payment of the exercise price or any tax withholding obligation that arises in connection with any award granted under the 2019 Plan or the Prior Plan.

Duration, Termination and Amendment

Unless terminated by our Board of Directors, the A&R 2019 Plan will expire on March 7, 2032. No awards may be made after that date. Our Board of Directors may terminate, amend or modify the A&R 2019 Plan, or any portion of it, at any time, although shareholder approval must be obtained for any amendment to the A&R 2019 Plan that would: (i) materially increase the benefits accruing to participants under the A&R 2019 Plan, (ii) increase the number of shares of our common stock which may be issued under the A&R 2019 Plan or to a participant, (iii) materially expand the eligibility for participation in the A&R 2019 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the prohibition on the issuance of reload or replenishment options.

Prohibition on Repricing Awards and Award Adjustments, and Additional Governance-Related Protections

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the A&R 2019 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by our shareholders.

The A&R 2019 Plan does not contain an evergreen provision, and shareholder approval is required to increase the number of shares of our common stock that may be issued under the A&R 2019 Plan. Except as provided above, each award granted under the A&R 2019 Plan will be subject to a minimum restriction period of 12 months from: (a) the date of grant if vesting is time based; or (b) the lapse of restrictions on such award if based on the satisfaction of performance goals. Generally, the Compensation Committee does not have discretionary authority to waive the minimum restriction period applicable to an award, except in the case of death, disability, retirement, or a Change in Control of the Company and subject to a de minimis rule. The Compensation Committee, however, does have discretion to grant awards that do not adhere to these minimum restriction period requirements, or otherwise may waive the requirements, with respect to awards for up to 5% of the initial share pool. The A&R 2019 Plan does not provide for dividend payments on unvested awards.

Transferability of Awards

Except in certain limited situations permitted under the A&R 2019 Plan, awards (other than incentive stock options) under the A&R 2019 Plan may only be transferred by will or by the laws of descent and distribution. The Compensation Committee may impose share transferability restrictions on any shares acquired pursuant to an award as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

U.S. Federal Income Tax Consequences

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the A&R 2019 Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of shareholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the A&R 2019 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.

Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.

Full Value Awards. Any cash and the fair market value of any shares of common stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the Internal Revenue Service to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of common stock received by a participant are includible in income when the awards are paid. Any dividends or dividend equivalents paid on unvested full value awards are also ordinary income for participants.

Cash-Based Awards/Incentive Awards. Any cash payments an employee receives in connection with cash-based awards, including cash incentive awards, are includible in income by the participant in the year received or made available to the participant without substantial limitations or restrictions.

Deductibility of Compensation. Section 162(m) of the Code generally limits our ability to deduct for tax purposes compensation in excess of $1.0 million per year for each of our principal executive officer, our principal financial officer and additional highest compensated officers during any taxable year beginning after December 31, 2016. Compensation resulting from awards under the 2019 Equity Incentive Plan will be counted toward the $1.0 million limit.

Section 409A. Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income tax purposes along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. The 2019 Plan and awards are intended to comply with or be exempt from the requirements of Section 409A.

Awards Granted

No awards have been previously granted under the A&R 2019 Plan. The number of awards (if any) that may be received by individual employees or groups of employees under the A&R 2019 Plan is in the discretion of the Compensation Committee and; therefore, cannot be determined in advance.

For illustrative purposes only, the following table sets forth (i) the number shares of our Common Stock subject to stock options, restricted stock awards and performance stock awards granted during the year ended December 31, 2022 under our 2019 Plan, and (ii) the weighted average exercise price per share of these options, for all named executive officers as a group, for all non-employee directors as a group and for all employees (excluding named executive officers) as a group.

Identity of Group	Number of Options	Weighted Average Exercise Price Per Option ($)	Number of Restricted Stock Awards	Number of Performance Stock Awards
All named executive officers, as a group	1,255,271	15.80	267,925	515,944
All non-employee directors, as a group	357,259	16.29	18,216	—
All employees (excluding named executive officers), as a group	1,582,208	15.40	680,927	612,249

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AXOGEN, INC. SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE 2019 PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 4.

PROPOSAL 5 - APPROVAL OF THE AXOGEN, INC. SECOND AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN

The Axogen, Inc. 2017 Employee Stock Purchase Plan ("2017 ESPP") was adopted by our Board of Directors on April 5, 2017, and approved by the Axogen shareholders on May 24, 2017.
On June 14, 2023, our Board of Directors unanimously approved an amendment and restatement of the 2017 ESPP (the “A&R 2017 ESPP”) to increase the maximum number of shares of common stock that may be issued under the 2017 ESPP from 600,000 to 1,200,000. There are no other material differences between the 2017 ESPP and the A&R 2017 ESPP. Our Board of Directors approved the increase in the number of shares reserved and available for issuance under the 2017 ESPP, subject to shareholder approval and, accordingly, our Board of Directors directed that the A&R 2017 ESPP be submitted to our shareholders for approval at the Meeting.
Current Plan Status
The 2017 ESPP currently authorizes 600,000 shares as the maximum aggregate number of shares that may be issued to employees of Axogen and its subsidiaries who are participating in the 2017 ESPP. As of June 1, 2023, 530,845 of the authorized 600,000 shares have been purchased by employees since the plans inception in 2017. The remaining 69,155 authorized shares are expected to be purchased by employees during the first half of 2023 offering period ending June 30, 2023. If the shareholders do not approve the A&R 2017 ESPP at the Meeting, the proposed share increase to 1,200,000 as the maximum aggregate number of shares of common stock that may be issued under the 2017 ESPP will not occur.

Overview

On April 5, 2017,based upon the recommendation of the Compensation Committee, our Board of Directors approved, subject to approval of our stockholders at the annual meeting, the ESPP to allow shares of our common stock to be sold to eligible employees of the Company through payroll deductions at a discount from market value. The Board of Directors approved the ESPP because the Board believes that offering participation in the ESPP supports the Company’s ability to retain the services of current employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its related corporations. The ESPP is designed to operate in compliance with Section 423 of the Code.

Set forth below is a general description of the terms of the ESPP, which is qualified in its entirety by reference to the ESPP, a copy of which is attached hereto as Appendix B.

Material Features of the ESPP

Shares Available. Subject to shareholder approval, a total of 1,200,000 shares of our common stock will be reserved for issuance under our ESPP. If any right granted under the ESPP terminates without having been exercised, the common stock not purchased under such right will again become available for issuance under the ESPP.

Our Board of Directors or its committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. The Compensation Committee of our Board of Directors will be the initial administrator of the ESPP.

Eligibility. Our employees are eligible to participate in the ESPP if they are customarily employed by us or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock. Approximately 156 such employees will be eligible to participate in the ESPP, plus any additional qualifying employees we may hire in the future.

Awards. The ESPP is intended to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. It is intended that offering periods under the ESPP will generally run from January 1 to June 30 and July 1 to December 31 of each year, and the first offering period is expected to begin January 1, 2018 and conclude on June 30, 2018, however the commencement of this first offering period is subject to change. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates will be the final day in each offering period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

The ESPP permits participants to purchase common stock through payroll deductions of up to a percentage of their eligible compensation determined by the administrator (initially 1 to 10%) which includes a participant’s gross compensation for services to us, excluding overtime payments, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator may establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares or 3,000 shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock on the date that the option is granted).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the first trading day of the offering period or on the purchase date, whichever is lower and, unless another purchase price is designated by the administrator, it will be 85% of such lower value. Participants may voluntarily end their participation in the ESPP at any time prior to the first day of the last month prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Certain Transactions. In addition, in the event of certain changes in capitalization or other events affecting our common stock, the plan administrator will make equitable adjustments to the ESPP and outstanding awards. In the event of certain corporate adjustments or corporate transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Plan Amendment. The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be required for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Valuation

On June 1, 2023, the fair market value per share of our common stock was $8.64, which was the closing price of our common stock on such date.

New Plan Benefits

While all of our employees will be eligible to participate in the ESPP and could purchase as much $25,000 worth of our common stock in a particular year, the actual amount or value of shares purchased by any given employee or group of employees is not determinable because it depends on the elections of each employee who chooses to participate. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP or the benefits that would have been received by such participants if the ESPP had been in effect in the year ended December 31, 2016. Therefore, no awards have been included in the ESPP column of the New Plan Benefits table shown under Proposal No. 3.

Federal Income Tax Consequences Relating to the ESPP

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards made to a U.S. employee under the ESPP. It does not describe all federal tax consequences under the ESPP Plan, nor does it describe state or local tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Amounts withheld from pay under the ESPP are taxable income to participating employees in the year in which the amounts otherwise would have been received, but the participating employees will not be required to recognize additional income for federal income tax purposes either at the time the employee is deemed to have been granted a right to purchase common stock (on the first day of an offering period) or when the right to purchase common stock is exercised (on the last day of the purchase period).

If the participating employee holds the common stock purchased under the ESPP for at least two years after the first day of the offering period in which the common stock was acquired (the “Grant Date”) and for at least one year after the date the common stock is purchased, when the participating employee disposes of the common stock, he or she will recognize as ordinary income an amount equal to the lesser of:

(i)    the excess of the fair market value of the common stock on the date of disposition over the price paid for the common stock; or

(ii)    the fair market value of the common stock on the Grant Date multiplied by the discount percentage for stock purchases under the ESPP. The Company may choose 15% or a lesser discount percentage, including a zero discount percentage.

If the participating employee disposes of the common stock within two years after the Grant Date or within one year after the date the common stock is purchased, he or she will recognize ordinary income equal to the fair market value of the common stock on the last day of the purchase period in which the common stock was acquired less the amount paid for the common stock. The ordinary income recognition pertains to any disposition of common stock acquired under the ESPP (such as by sale, exchange or gift).

Upon disposition of the common stock acquired under the ESPP, any gain realized in excess of the amount reported as ordinary income will be reportable by the participating employee as a capital gain, and any loss will be reportable as a capital loss. Amounts required to be reported as ordinary income on the disposition of the common stock may be added to the purchase price in determining any remaining capital gain or loss. Capital gain or loss will be long-term if the employee has satisfied the two-year holding period requirement described above or, in any event, if the employee has held the common stock for at least one year. Otherwise, the capital gain or loss will be short-term.

If the participating employee satisfies the two-year holding period for common stock purchased under the ESPP, we will not receive any deduction for federal income tax purposes with respect to that common stock or the right under which it was purchased. If the employee does not satisfy the two-year holding period, we will be entitled to a deduction in an amount equal to the amount that is considered ordinary income. Otherwise, the ESPP has no tax effect on the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AXOGEN, INC. AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 5.

PROPOSAL 6
APPROVAL OF AN AMENDMENT TO THE AXOGEN, INC. AMENDED AND RESTATED BYLAWS TO SET THE RANGE OF THE NUMBER OF DIRECTORS TO BE BETWEEN 7 TO 11 MEMBERS AND ALLOW OUR BOARD OF DIRECTORS TO SET THE SPECIFIC NUMBER OF DIRECTORS WITHIN THE RANGE

Subject to shareholder approval, on June 14, 2023, our Board of Directors, upon the recommendation of our Governance, Nominating and Sustainability Committee approved an amendment to our Amended and Restated Bylaws (the “Current Bylaws”) to set the range of the number of directors on our Board of Directors to be between 7 to 11 members and allow our Board of Directors to determine the number of authorized directors.

Current Bylaw Provision

Currently, Article 3, Section 3.2 of the Current Bylaws provides that the number of directors shall be nine, which number may be increased or decreased from time to time by resolution of the shareholders (subject to the authority of our Board of Directors to increase or decrease the number of directors as permitted by law).

Summary of Bylaw Amendment and Background

Proposal 6, if approved, would amend and restate Article 3, Section 3.2 of the Current Bylaws as follows:

“3.2 Number, Qualification and Terms of Office. ~~The number of directors shall be nine, which number of directors may be increased or decreased from time to time by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law)~~ The business and affairs of this corporation shall be managed by or under its Board of Directors which shall be comprised of no less than seven and no more than eleven members as determined from time to time by resolution of the directors serving at the time such action is taken. Directors need not be shareholders or residents of the State of Minnesota. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

The Current Bylaws require a shareholder vote each time the Board of Directors believes it is in the best interest of the Company to increase or decrease the size of the Board which in turn means that the implementation of any increase or decrease in the size of the Board of the Directors would be delayed until a shareholder meeting could take place;this potential delay could jeopardize the Board of Director’s ability to capitalize on increasing the diversity of our Board of Directors or appointing individuals with complementary skills to our Board of Directors. The foregoing proposed amendment to the Current Bylaws will give the Board of Directors the flexibility to change the size of the Board of Directors, within the range approved by the shareholders, and our Board of Directors believes that the foregoing proposed amendment to the Current Bylaws is in the best interests of the shareholders and the Company because it will provide the Board of Directors with the flexibility and discretion to meet future needs, including the addition of independent and diverse directors or directors with complementary skills and experience to the Board of Directors or removal of directors following retirement or resignation, without the risk of having unfilled vacancies.

If Proposal 6 is approved by the shareholders, the Board of Directors would be able to set or change the number of directors, within the provided range, on a resolution duly approved by the Board of Directors.

Required Vote

Section 302A.181 of the Minnesota Business Corporation Act provides that “after the adoption of the initial bylaws, the board shall not adopt, amend, or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors.” Furthermore, Article 3, Section 3.2 of the Current Bylaws requires the approval of a majority of shareholders entitled to cote and present or represented at any regular or special meeting of shareholders called for such purpose to approve any increase or decrease in the size of our Board of Directors (subject to the authority of our Board of Directors to increase or decrease the number of directors as permitted by law). Accordingly, because this Proposal 6 would change the bylaw fixing the number of directors and our Board of Directors authority to increase or decrease the same, shareholder approval is required to adopt the proposed amendment to Article 3, Section 3.2 of the Current Bylaws.

The amendment described in this Proposal 6 will not become effective unless approved by the affirmative vote of at least a majority of the shareholders entitled to vote and represented at the Meeting. If this Proposal 6 is approved, the proposed amendment to the Current Bylaws will be effective immediately following the conclusion of the Meeting. If this Proposal 5 is not approved, Article 3, Section 3.2 of the Current Bylaws will not be amended.

The description of the proposed amendment to the Current Bylaws set forth in this Proposal 6 is only a summary and is qualified in its entirety by reference to the full text of Amendment No. 1 to Axogen, Inc.’s Amended and Restated Bylaws, a copy of which is provided in Appendix B to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENT NO. 1 TO THE AXOGEN, INC. AMENDED AND RESTATED BYLAWS TO SET THE RANGE OF THE NUMBER OF DIRECTORS ON OUR BOARD OF DIRECTORS TO BE BETWEEN 7 TO 11 MEMBERS AND ALLOW OUR BOARD OF DIRECTORS TO SET THE SPECIFIC NUMBER OF DIRECTORS WITHIN THE RANGE, WHICH IS DESIGNATED AS PROPOSAL NO. 6.

PROPOSALS FOR OUR 2024 ANNUAL MEETING

In connection with any matter to be proposed by a shareholder to be considered at our 2024 Annual Meeting of Shareholders, a written notice of business that a shareholder wishes to present for consideration at our 2024 Annual Meeting of Shareholders (including nominees for election to our Board of Directors at our 2024 Annual Meeting of Shareholders) must be delivered to our principal executive offices, 13631 Progress Blvd., Suite 400, Alachua, FL 32615, Attention: Corporate Secretary not later than the close of business 90 days nor earlier than the close of business on the 120th day prior to the anniversary date of the Meeting; provided, however, if the regular meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19, shareholders must provide notice to us no later than 60 calendar days prior to the anniversary of the Meeting, or, if the date of the meeting changes by more than 30 days, the later of 60- calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made, containing the information required by Rule 14a-19. The notice must also meet other requirements specified in Section 2.3 and 2.4, as applicable, of our Amended and Restated Bylaws.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K including financial statements for the year ended December 31, 2022, accompanies, or has been mailed to you immediately prior to, this Proxy Statement. Our 2022 Annual Report on Form 10-K is also available in the “Investors” section of our website at https://www.axogeninc.com. If requested in writing by a person solicited by this Proxy Statement, we will provide you without charge a copy of our Annual Report on Form 10-K as filed with the SEC for our most recently completed fiscal year. Such request should be sent to our General Counsel at Axogen,Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of this Proxy Statement and our 2022 Annual Report on Form 10-K to be delivered to multiple shareholders sharing the same address in a manner provided by these rules unless contrary instructions have been received from such shareholders. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Axogen proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our Proxy Statement, Notice of Internet Availability of Proxy Materials and/or our 2022 Annual Report on Form 10-K as applicable, to a shareholder at a shared address to which a single copy of either document was delivered. For copies of any or all such documents, shareholders should write to or call our Corporate Secretary at Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615, or (368) 462-6800, respectively.

OTHER MATTERS

Our Board of Directors does not know of any other business to come before our 2023 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

Sincerely,

Karen Zaderej
Chairman, Chief Executive Officer and President
July 7, 2023

APPENDIX A

AXOGEN, INC.
THIRD AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

A

i

	(b) Administrator Discretion to Permit Transfers Other Than For Value	12
10	Adjustments for Corporate Transactions and Other Events	12
	(a) Mandatory Adjustments	12
	(b) Discretionary Adjustments	12
	(c) Adjustments to Performance Goals	13
	(d) Statutory Requirements Affecting Adjustments	13
	(e) Dissolution or Liquidation	13
11	Change in Control Provisions	13
	(a) Termination of Awards	13
	(b) Continuation, Assumption or Substitution of Awards	14
	(c) Other Permitted Actions	14
	(d) Section 409A Savings Clause	14
12	Substitution of Awards in Mergers and Acquisitions	15
13	Compliance with Securities Laws; Listing and Registration	15
14	Section 409A Compliance	16
15	Plan Duration; Amendment and Discontinuance	16
	(a) Plan Duration	16
	(b) Amendment and Discontinuance of the Plan	17
	(c) Amendment of Awards	17
16	General Provisions	17
	(a) Non-Guarantee of Employment or Service	17
	(b) No Trust or Fund Created	17
	(c) Status of Awards	18
	(d) Subsidiary Employees	18
	(e) Governing Law and Interpretation	18
	(f) Use of English Language	18
	(g) Recovery of Amounts Paid	18
17	Glossary	19

ii

1.History; Effective Date.

AXOGEN, INC., a Minnesota corporation, (“Axogen”), has established the AXOGEN, INC. 2019 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was first adopted by the Board of Directors of Axogen (the “Board”) on May 20, 2019 and approved by the shareholders on August 14, 2019 and as amended and restated, was adopted by the Board on March 8, 2021 and approved by the shareholders on May 10, 2021. a second amendment and restatement of the Plan was adopted by our Board on March 30, 2022, and approved by the shareholders on May 25, 2022.The Plan, as amended and restated herein, was adopted by the Board on June 14, 2023. The Plan as amended and restated herein shall be subject to approval by the shareholders of the Company at the meeting of shareholders of the Company to be held on August 15, 2023, and the amended and restated Plan shall be effective as of the date of such shareholder approval (the “Effective Date”). No awards will be made under the Axogen, Inc. 2010 Stock Incentive Plan (Amended and Restated as of April 5, 2017) (the “Prior Plan”) on or after the Effective Date.

2.Purposes of the Plan.

The Plan is designed to:

(a) promote the long-term financial interests and growth of Axogen and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c) further the alignment of interests of Participants with those of the stockholders of Axogen through opportunities for increased stock or stock-based ownership in Axogen.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.Administration.

a.Administration of the Plan. The Plan shall be administered by the Administrator.

b.Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

B

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(ii) determine the types of Awards to be granted any Eligible Individual;

(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v) subject to Sections 7(e), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi) accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;
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(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

c. Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

d.Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

e.Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Axogen, and the officers and directors of Axogen shall be entitled to rely upon the advice, opinions or valuations of any such persons.

f.Indemnification. To the maximum extent permitted by law, by Axogen’s charter and by‑laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Axogen or an Affiliate shall be indemnified by Axogen against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

g.Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Axogen, its stockholders, any Participants and any other employee, consultant, or director of Axogen and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Axogen shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

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5.Shares Issuable Pursuant to Awards.

a.Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be: (i) 10,500,000 shares plus (ii) the number of unallocated shares of Common Stock available for issuance as of the Effective Date under the Prior Plan that are not then subject to outstanding Awards.

b.    Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i) The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(ii) The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award granted under this Plan or the Prior Plan that is cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case without the issuance of shares;

(iii) The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Axogen after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award granted under this Plan or the Prior Plan;

For the avoidance of doubt, the Share Pool shall not be increased by (A) shares of Common Stock used as a reference measure for any Award granted under this Plan that are not issued upon settlement of such Award due to a net settlement, (B) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Axogen in payment of the exercise price of any Award, (C) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Axogen in payment of the Tax Withholding Obligation that arises in connection with any Award, or (D) shares of Common Stock have been reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of stock options.

c.    Subject to adjustment as provided in Section 10 of the Plan:

(i) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 1,000,000 shares;

(ii) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Performance Awards is, in the aggregate, 1,000,000 shares, and

(iii) in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Shares, the maximum cash amount payable thereunder is the amount equal to the number of shares made subject to the Award, as limited by Section 5(c)(ii), multiplied by the Fair Market Value as determined as of the payment date; and

(iv) in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Units, the maximum cash amount payable under such Performance Units is $1,000,000;

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provided, however, that each of the limitations set forth above in clauses (i), (ii) and (iii) of this Section 5(c) shall be multiplied by two when applied to Awards granted to any individual during the calendar year in which such individual first commences service with Axogen or a Subsidiary; and provided, further, that the limitations set forth above in clauses (ii) and (iii) of this Section 5(c) shall be multiplied by the number of calendar years over which the applicable Performance Period spans (in whole or in part), if the Performance Period is longer than 12 months’ duration, when applied to Performance Awards. If an Award is terminated, surrendered or canceled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 5(c) for the calendar year in which it was granted.

d.    Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $750,000 for an annual grant, provided however, in a Non-Employee Director’s first year of service compensation for services may not exceed $1,000,000 (such limits, the “Director Limits”). The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Director.

e.    ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to 7,500,000.

f.    Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Axogen’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

6.Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Axogen or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

7.Awards.

a.    Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which
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shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Axogen and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

b.    Vesting Restrictions. Except as provided below and notwithstanding any provision of the Plan to the contrary, each Award granted under the Plan shall be subject to a minimum Restriction Period of 12 months from the date of grant. Except as provided below and notwithstanding any provision of the Plan to the contrary, the Administrator shall not have discretionary authority to waive the minimum Restriction Period applicable to an Award, except in the case of death, disability, retirement, or a Change in Control. The provisions of this Section 7(b) shall not apply and/or may be waived, in the Administrator’s discretion, with respect to up to the number of Awards that is equal to five percent (5%) of the aggregate Share Pool as of the Effective Date.

c.    Stock Options.

(i)    Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Axogen at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Axogen or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Axogen, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii)    Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Axogen or a Subsidiary or with which Axogen or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.

(iii)    Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

d.    Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant upon the exercise of stock options, the Participant shall not have any rights of a stockholder of Axogen with respect to the options or the shares issuable thereunder including dividends or Dividend Equivalents. Limitation on Reload Options. The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be
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granted automatically upon receipt of delivery of Common Stock to Axogen in payment of the exercise price or any tax withholding obligation under any other stock option.

e.    Stock Appreciation Rights.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Axogen or a Subsidiary or with which Axogen or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii)    Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Axogen of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii)    Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(v)    Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant upon the exercise of stock appreciation rights, the Participant shall not have any rights of a stockholder of Axogen with respect to the stock appreciation right or the shares issuable thereunder including dividends or Dividend Equivalents.

f.    Repricing. Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Axogen (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock
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appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Axogen’s stockholders.

g.    Stock Awards.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii)    Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii)    Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either shall be held by Axogen and made subject to forfeiture at least until achievement of the applicable time-based vesting condition or Performance Goal related to such shares of Restricted Stock and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Axogen shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Axogen.

(iv)    Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

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h.    Stock Units.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by Axogen to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii)    Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Axogen, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)    No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Axogen with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units which shall be accrued and made subject to forfeiture at least until achievement of the applicable time-based vesting condition or Performance Goal related to such stock Units.

(iv)    Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

i.    Performance Shares and Performance Units.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated
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criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii)    Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(iv)    Rights of a Stockholder; Dividends. Until shares of Common Stock are issued to the Participant in settlement of Performance Units, the Participant shall not have any rights of a stockholder of Axogen with respect to the Performance Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units which shall be held by Axogen and made subject to forfeiture at least until achievement of the applicable time-based vesting condition related to such Unit. Except to the extent restricted under the Award Agreement relating to the Performance Shares, a Participant granted Performance Shares shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote. Dividends declared payable on Performance Shares shall be held by Axogen and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Performance Shares. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Performance Shares with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any Performance Shares lapse, Axogen shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Axogen.

j.    Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Dividend Equivalents payable on Other-Stock Based Awards shall be accrued and made subject to forfeiture at least until achievement of the applicable time-based and/or Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

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k.    Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Axogen or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

l.    Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(l).

8.Withholding of Taxes.

Participants and holders of Awards shall pay to Axogen or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Axogen under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Axogen and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding amount to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Axogen or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9.Transferability of Awards.

a.    General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Axogen stock ownership or retention policy,
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now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.

b.    Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10.Adjustments for Corporate Transactions and Other Events.

a.    Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Axogen (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Axogen (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities with respect to which Awards may be granted during any one calendar year to any individual, (iii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iv) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (v) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

b.    Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Axogen receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right
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may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Axogen and securities of entities other than Axogen) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

c.    Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Axogen’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Axogen filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Axogen or the applicable subsidiary, business segment or other operational unit of Axogen or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

d.    Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; (iii) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (iv) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

e.    Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Axogen.

11.Change in Control Provisions.

a.    Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i)    the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;
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(ii)    the outstanding shares of Restricted Stock, the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals, shall immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii)    the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv)    the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v)    the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

b.    Continuation, Assumption or Substitution of Awards. The Administrator may specify, on or after the date of grant, in an Award Agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.

c.    Other Permitted Actions. In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

d.    Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the
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imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12.Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Axogen or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Axogen or a Subsidiary, or the acquisition by Axogen of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.Compliance with Securities Laws; Listing and Registration.

a.    The obligation of Axogen to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Axogen’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Axogen’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Axogen shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

b.    Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

c.    In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be
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restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Axogen in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14.Section 409A Compliance.

It is the intention of Axogen that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Axogen nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Axogen and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15.Plan Duration; Amendment and Discontinuance.

a.    Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) May 19, 2029. No Awards shall be granted under the Plan after such termination date. Subject to
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other applicable provisions of the Plan, all Awards made under the Plan on or before May 19, 2029, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

b.    Amendment and Discontinuance of the Plan. The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Axogen or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Axogen’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(e) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

c.    Amendment of Awards. Subject to Section 7(e), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16.General Provisions.

a.    Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Axogen or any Affiliate or shall interfere in any way with the right of Axogen or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Axogen is the Participant’s employer or that the Participant has an employment relationship with Axogen.

b.    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Axogen and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Axogen pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Axogen.

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c.    Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Axogen or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Axogen or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

d.    Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Axogen may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Axogen.

e.    Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Minnesota, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

f.    Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

g.    Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Axogen may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

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17.Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock ; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Axogen or any successor to Axogen. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan.

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of Axogen.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Axogen, any of its Affiliates or a successor to Axogen or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Axogen, any of its Subsidiaries or a successor to Axogen or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Axogen, any of its Subsidiaries or a successor to Axogen or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Axogen, or of its Subsidiaries, or a successor to Axogen or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the
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Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Axogen, (ii) a Change in Effective Control of Axogen, or (iii) a Change in the Ownership of Assets of Axogen, as described herein and construed in accordance with Code section 409A.

    (i)    A “Change in Ownership of Axogen” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Axogen that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Axogen. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Axogen, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Axogen or to cause a Change in Effective Control of Axogen (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Axogen acquires its stock in exchange for property will be treated as an acquisition of stock.

    (ii)    A “Change in Effective Control of Axogen” shall occur on the date either (A) a majority of members of Axogen’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Axogen’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Axogen possessing 50% or more of the total voting power of the stock of Axogen.

    (iii)    A “Change in the Ownership of Assets of Axogen” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Axogen that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of Axogen immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Axogen, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

        (A)    A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Axogen and by entities controlled by Axogen or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Axogen pursuant to a registered public offering.

(B)    Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
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(C)    A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Axogen.

        (D)    For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Common Stock” means shares of common stock of Axogen, par value $0.01 per share, and any capital securities into which they are converted.

“Company” means Axogen, Inc. and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Axogen.

“Compensation Committee” means the Compensation Committee of the Board.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Effective Date” means the date on which adoption of the Plan, as amended and restated herein, is approved by the stockholders of Axogen.

“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Axogen or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Axogen’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Axogen or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i)    if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market)
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is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii)    if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii)    if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of Axogen, Inc. or any of its Affiliates.

“Nonqualified Option” means any stock option that is not an Incentive Stock Option.

“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

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“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i)    Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

(ii)    Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii)    Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv)    Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v)    Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or

(vi)    Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).

The Administrator may also establish such other performance criteria as determined in its discretion.

“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this Axogen, Inc. Third Amended and Restated 2019 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

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“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Axogen if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code , a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Axogen and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Axogen and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Axogen and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Axogen and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Axogen or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Axogen or any Subsidiary.

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“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by Axogen to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.

{end of document}

APPENDIX B

AXOGEN, INC.
AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.
(a) This Employee Stock Purchase Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations to acquire a proprietary interest in the Company through participation in employee stock purchase plan designed to qualify under Section 423 of the Code.
(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2. Definitions. Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:
(a) “Account” means a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for purpose of purchasing Shares under this Plan.
(b) “Administrator” means the Board, the Compensation Committee of the Board, or any other committee appointed by the Board.
(c) “Board” means the Board of Directors of the Company.
(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board
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Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(e) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(f) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).
(g) “Common Stock” means the Company’s common stock, $0.01 par value per Share.
(h) “Company” means Axogen, Inc., a Minnesota corporation.
(i) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her Account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(j) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i. a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
ii. a sale or other disposition of more than 50% of the outstanding securities of the Company;
iii. a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv. a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(k) “Director” means a member of the Board.
(l) “Effective Date” means the effective date of the Plan, as set forth in Section 13.
(m) “Eligible Compensation” shall mean and refer to the Participant’s cash compensation paid through the Company’s or a Related Corporation’s payroll system for personal services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary and other wages, amounts contributed by the Participant to any benefit plan maintained by the Company or any Related Corporation (including any 401(k) plan or 125 plan) sick pay, vacation pay, and holiday pay, commissions, draws against commissions, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. Notwithstanding the preceding, Eligible Compensation does not include any incentive or other bonus payments (unless the inclusion of any incentive or other bonus payment is specifically directed by the Administrator for all Eligible Employees), remuneration paid in a form other than cash, overtime pay, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Related Corporation makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).
(n) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
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(o) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(p) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(q) “Enrollment Agreement” means the agreement(s) between the Company and an Eligible Employee, in such written, electronic, or other format and/or pursuant to such written, electronic, or other process as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan or elects to make changes with respect to such participation as permitted by this Plan.
(r) “Enrollment Period” shall mean that period of time prescribed by the Administrator, which period shall conclude prior to the Offering Date, during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.
(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(t) “Fair Market Value” means, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a Share of Common Stock on the NASDAQ Capital Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the last price (in regular trading) for a Share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more Purchase Rights that the Fair Market Value shall equal the last price for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a Share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Plan in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Purchase Rights if a different methodology is necessary or advisable to secure any intended favorable tax, legal, or other treatment for the particular Purchase Right(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Purchase Rights will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
(u) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(v) “Offering Date” means a date selected by the Board for an Offering to commence.
(w) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(x) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(y) “Plan” means this Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan.
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(z) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(aa) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(bb) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(cc) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(dd) “Securities Act” means the Securities Act of 1933, as amended.
(ee) “Termination of Service” means, with respect to an employee, a cessation of the employee-employer relationship between the employee and the Company or a Related Corporation for any reason, (i) including but not by way of limitation, (A) a termination by resignation, discharge, disability, retirement, or the disaffiliation of a Related Corporation, (B) unless otherwise determined or provided by the Administrator, a transfer of employment to a Subsidiary that is not a Related Corporation as of the first day immediately following the three month period following such transfer, and (C) a termination of employment where the individual continues to provide certain services to the Company or a Subsidiary in a non-employee role, but (ii) excluding (A) such termination where there is a simultaneous reemployment by the Company or a Related Corporation and (B) any bona fide and Company-approved leave of absence, such as family leave, medical leave, personal leave, and military leave; provided, however, where the period of leave exceeds three months and the employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated on the first day immediately following such three-month period.
(ff) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.
3. Administration.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
i. To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including, but not limited to, the timing and length of Offering Periods and establishing minimum and maximum contribution rates.
ii. To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.
iii. To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
iv. To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
v. To suspend or terminate the Plan at any time as provided in Section 13.
vi. To amend the Plan at any time as provided in Section 13.
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vii. Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.
viii. To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States as necessary to comply with Section 423 of the Code.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
4. Shares of Common Stock Subject to the Plan.
(a) Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 1,200,000 shares of Common Stock.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
5. Grant of Purchase Rights; Offering.
(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 10, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher
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exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
6. Eligibility.
Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 3(b), to Employees of a Related Corporation. An Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than three months. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year, or such other criteria as the Board may determine consistent with Section 423 of the Code.
7. Participation
(a) An Eligible Employee may become a Participant for an Offering Period by completing the prescribed Enrollment Agreement and submitting such Enrollment Agreement to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such Enrollment Agreement shall contain the payroll deduction authorization described in Section 7(c). A payroll deduction authorization will be effective for the first Offering Period following the submission of the Enrollment Agreement and all subsequent Offering Periods as provided by Section 7 until (i) it is terminated in accordance with Section 9, (ii) it is modified by filing another Enrollment Agreement in accordance with this Section 7(a), (iii) an election is made to decrease payroll deductions in accordance with Section 7(c), (iv) the Participant’s Termination of Service, or (v) the Participant is otherwise ineligible to participate in the Plan.
(b) Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 7(c), unless (i) the Participant has elected to withdraw from the Plan in accordance with Section 9, (ii) the Participant’s Termination of Service, or (iii) the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.
(c) Each Participant’s Enrollment Agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have either a designated whole percentage of Eligible Compensation between one percent (1%) and ten percent (10%) or dollar amount not to exceed ten percent (10%) of his or her Eligible Compensation deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of Shares pursuant to the offering. Payroll deductions shall commence on the Offering Date of the first Offering Period to which the Enrollment Agreement relates (or as soon as administratively practicable
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thereafter) and shall continue through subsequent Offering Periods pursuant to Section 7(a). Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a format and pursuant to a process acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a separate offering under the Plan, unless the Administrator otherwise expressly provides.
If in any payroll period a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the outstanding election.
A Participant may elect to decrease, but not increase, the rate of his or her payroll deductions during an Offering Period by submitting the prescribed Enrollment Agreement to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section 7(a) unless (i) the Participant submits a new Enrollment Agreement for a later Offering Period, (ii) the Participant elects to decrease his or her payroll deductions, (iii) the Participants elects to withdraw from the Plan in accordance with Section 9 or (iv) the Participant is otherwise ineligible to participate in the Plan. A Participant may only increase his or her rate of payroll deductions to be effective for the next Offering Period by completing and filing with the Company a new Enrollment Agreement authorizing the payroll deductions.
(d) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation (unless otherwise required by law). For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(e) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time. Notwithstanding the above, in no event may a Participant purchase more than 3,000 shares of Common Stock under the Plan during any calendar year in which such rights are outstanding at any time, unless otherwise expressly provided by the Administrator in advance of that Offering Period.
(f) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering
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that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
8. Purchase Rights; Purchase Price.
(a) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(b) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
(c) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
i. an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
ii. an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
9. Withdrawal; Termination.
(a) An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, the first day of the last calendar month of such Offering Period, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator. If a Participant withdraws from an Offering Period, the Participant’s Purchase Rights for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s Contributions from their Participant Account for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new Enrollment Agreement in accordance with Section 7(a).
(b) Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately (i) a Participant’s Termination of Service (subject to any post-employment participation period required by law) or (ii) a Participant is otherwise no longer eligible to participate. The Company will distribute to such individual all of such Participation’s accumulated but unused Contributions from their Participant Account. If a Participant dies, (i) any outstanding Purchase Rights held by the Participant shall immediately terminate, and (ii) the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator, or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator, or other legal representative of the Participant’s estate has not been appointed (to the knowledge of
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the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion, may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.
(c) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution.
(d) Unless otherwise specified in the Offering or required by applicable law, the Company will have no obligation to pay interest on Contributions.
10. Exercise of Purchase Rights.
(a) On each Purchase Date, each Participant’s accumulated Contributions in the Participant’s Account will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) If any amount of accumulated Contributions remains in a Participant’s Account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be retained in the Account and rolled forward to the next Offering Period.
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.
11. Covenants of the Company.
The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
12. Adjustments upon Changes in Common Stock; Corporate Transactions.
(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 4(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the
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purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase, unless otherwise provided by the Administrator.
13. Amendment, Termination or Suspension of the Plan.
(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 12(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.
(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.
14. Effective Date of Plan.
The Plan shall become effective at such time as the Plan has been adopted by the Board or such later date as shall be designated by the Board upon its adoption of the Plan; provided, however, that the Plan and all Enrollment Agreements entered into thereunder shall be, and be deemed to have been, null and void if the Plan is not approved by the holders of a majority of the outstanding shares of Common Stock of the Company within twelve (12) months after the date on which the Plan is adopted by the Board.
15. General Provisions.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
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(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) All Purchase Rights under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.
(d) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.
(e) The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Purchase Right, and any rules and regulations relating to the Plan or any Purchase Right.
(f) If any provision of the Plan or any Purchase Right is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Purchase Right under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Purchase Right, such provision shall be stricken as to such jurisdiction or Purchase Right, and the remainder of the Plan or any such Purchase Right shall remain in full force and effect.
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APPENDIX C
AMENDMENT NO 1. TO THE
AXOGEN, INC. AMENDED AND RESTATED BYLAWS
(adopted effective as of June 14, 2023)
1.Article 3, Section 3.2 of the Axogen, Inc. Amended and Restated Bylaws is hereby amended and restated in its entirety to read as follows:
“3.2    Number, Qualification and Terms of Office. The business and affairs of this corporation shall be managed by or under its Board of Directors which shall be comprised of no less than seven and no more than eleven members as determined from time to time by resolution of the directors serving at the time such action is taken. Directors need not be shareholders or residents of the State of Minnesota. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director."
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axogen

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Karen Zaderej
02) Gregory Freitag
03) William Burke
04) John H. Johnson
05) Alan M. Levine
06) Guido Neels
07) Paul Thomas
08) Amy Wendell
09) Joseph Tyndall MD, MPD, FACEP

The Board of Directors recommends you vote FOR proposals 2, 3, 4 5 and 6.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000555063_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

AXOGEN, INC.
Annual Meeting of Shareholders
August 15, 2023, 8:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Karen Zaderej and Peter J. Mariani, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Axogen, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on August 15, 2023, via live webcast at www.virtualshareholdermeeting.com/axogen2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000555063_2 R1.0.0.24